UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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BancTrust Financial Group Inc.

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BancTrust Financial Group, Inc.
100 Saint Joseph Street
Mobile, Alabama 36602

Telephone 251/431-7800

April 14, 2010

Dear Shareholders,

The 2010 Annual Meeting of BancTrust Financial Group, Inc. will be held at 10:30 a.m. on Thursday, May 27, 2010, at the Company’s corporate offices located at 100 Saint Joseph Street, Mobile, Alabama 36602. The directors and officers join me in extending an invitation to you to attend the meeting.

Enclosed are the Secretary’s official Notice of Annual Meeting, a proxy statement and a form of proxy. Also enclosed is our 2009 Annual Report, which includes our annual report on Form 10-K for the year ended December 31, 2009.

We hope very much that you will attend the meeting, but whether you plan to attend or not, we would appreciate you signing and returning the enclosed proxy. Should you attend the meeting in person, the proxy can be revoked at your request.

We sincerely appreciate your support and cooperation, and we earnestly solicit your continued help during 2010.

We look forward to seeing you on May 27, 2010, in Mobile.

Sincerely,

W. Bibb Lamar, Jr.
President and Chief Executive Officer

Enclosures

This proxy statement is first being given or sent to shareholders on or about April 14, 2010.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of BancTrust Financial Group, Inc.

NOTICE IS HEREBY GIVEN that, pursuant to call of its Directors, the Annual Meeting of the Shareholders of BancTrust Financial Group, Inc. will be held at 100 Saint Joseph Street, Mobile, Alabama 36602 on Thursday, May 27, 2010, at 10:30 a.m. CDT for the purpose of considering and voting upon the following matters:

1.	Election of Directors. Election as directors of the 17 nominees named in the enclosed Proxy Statement.

2.	Advisory Vote on Executive Compensation. Advisory, non-binding, shareholder approval of executive compensation.

3.
Ratification of Selection of Independent Registered Public Accounting Firm.  Ratification of the appointment of Dixon Hughes PLLC as BancTrust’s independent registered public accounting firm for the year 2010.

4.
Increase in the Number of Authorized Common Stock Shares. Amendment to the Articles of Incorporation of the Company pursuant to Section 10-2B-10.03 Code of Ala. (1975) to increase the number of shares of common stock, $0.01 par, that the Company is authorized to issue from 50 million shares to 100 million shares.

5.	Other Business. Transaction of such other business as may be brought before the meeting or any adjournment thereof. Management currently knows of no other business to be presented.

Only those holders of shares of common stock of record at the close of business on March 29, 2010, are entitled to notice and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 27, 2010. The 2010 Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2009 are also available at ________________________.

By Order of the Board of Directors,

F. Michael Johnson
Executive Vice President,
CFO and Secretary

Mobile, Alabama
April 14, 2010

NOTICE: YOUR PROXY FORM AND RETURN ENVELOPE ARE INSIDE THIS ENVELOPE.

BANCTRUST FINANCIAL GROUP, INC.
100 Saint Joseph Street, Mobile, Alabama 36602
PROXY STATEMENT
Annual Meeting, Thursday , May 27, 2010,  10:30 a.m. CDT

This proxy statement and the enclosed proxy are first being mailed on or about April 14, 2010, to shareholders of BancTrust Financial Group, Inc. (“BancTrust” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of BancTrust for use at the Annual Meeting of Shareholders on Thursday, May 27, 2010, 10:30 a.m. CDT, to be held at 100 Saint Joseph Street, Mobile, Alabama 36602 and any adjournment thereof.

BancTrust is the parent Company and owner of 100% of the stock of BankTrust (the “Bank”), headquartered in Mobile, Alabama.

IMPORTANT NOTICE regarding the availability of proxy materials for the annual meeting to be held on May 27, 2010:

Our proxy statement and Annual Report to Shareholders for the year ended December 31, 2009 (which is not deemed to be part of the official proxy soliciting materials) are available for you to review at ______________.

VOTING PROCEDURES

Solicitation of Proxies

Proxies are being solicited by the Board of Directors.  No director has informed BancTrust that he or she intends to oppose any proposal to be voted on at the Annual Meeting of Shareholders of BancTrust.

If a proxy in the form enclosed is executed properly and is returned before the meeting, the shares represented thereby will be voted in accordance with the directions given in that proxy. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions of this proxy statement, “For” the Board of Directors’ nominees in the election of directors, “For” the approval of the Company’s executive compensation arrangements, “For” the ratification of selection of the independent registered public accounting firm and “For” the increase in the number of authorized shares. If any other matter is presented at the meeting, the shares will be voted in accordance with the recommendations of the Board of Directors. At any time prior to its exercise, a proxy may be revoked by written notice or a subsequently dated proxy delivered to the Secretary of BancTrust.

Solicitation of proxies will be made initially by mail. In addition, proxies may be solicited in person or by telephone by directors, officers and other employees of BancTrust and its subsidiaries. The cost of printing, assembling, and mailing this proxy statement and related material furnished to shareholders and all other expenses of solicitation, including the expenses of brokers, custodians, nominees and other fiduciaries who, at the request of BancTrust, mail material to or otherwise communicate with beneficial owners of shares held by them, will be borne by BancTrust.

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum of the shareholders to take action at the meeting. Once a quorum is established: (i) directors must be elected by a majority of the votes cast; (ii) the increase in the number of authorized common shares must be approved by the vote of a majority of the shares of the Company’s common stock and preferred stock, voting together as a single class; and (iii) any other action to be taken generally must be approved by votes cast in favor in excess of votes cast against. Abstentions and shares represented by “broker non-votes” (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as present for purposes of determining whether there is a quorum at the meeting. Nasdaq rules provide that brokers and nominees cannot vote the shares that they hold on behalf of other people either for or against certain matters without specific instructions from the person who beneficially owns those shares. Abstentions and broker non-votes are not counted in determining the number of shares voted for or withheld in the election of directors.

Dissenter’s Rights

Shareholders have no appraisal or similar rights of dissenters with respect to any matter to be acted upon at the meeting.

Broker Discretionary Voting in Director Elections

Effective January 1, 2010, brokers are prohibited from voting for directors in uncontested elections where the broker has not received specific instructions from a client on how to vote the shares.  Brokers are prohibited from voting for the 17 director nominees and other non-routine matters unless the broker has received specific instructions from a client on how to vote the client’s shares concerning the election of directors of the Company or other non-routine matters.

Interest of Certain Persons in Matters to be Acted Upon

The Senior Executive Officers have an interest in the advisory vote on executive compensation that is in addition to, and may be different from, any interests, they may have as a shareholder of BancTrust generally.   Collectively, these officers own 233,455 shares of common stock representing 1.31% of the total common shares outstanding as of March 29, 2010.

CORPORATE GOVERNANCE

The Board of Directors is responsible for establishing and maintaining effective corporate governance policies and practices.  The Board of Directors has established a Corporate Governance and Nominating Committee to, among other responsibilities, develop and recommend to the Board a set of corporate governance policies, practices and guidelines and to serve as a resource for the Board in addressing any corporate governance issues or matters that may arise.  Management is responsible for communicating the corporate governance policies of the Board to the employees, establishing a code of ethical conduct and monitoring compliance with corporate governance standards.

Code of Ethics

BancTrust has a Code of Ethics that applies to each director, officer and employee of BancTrust and its affiliates. BancTrust will furnish a copy of its Code of Ethics to any person without charge upon request. The Code of Ethics may be found in Appendix A to this proxy statement and on the Company’s corporate website, www.banktrustonline.com by following the “Investor Relations” tab and then clicking on “Corporate Governance”. Requests for the Code of Ethics must be submitted in writing to the Corporate Secretary at the address listed below:

F. Michael Johnson
BancTrust Financial Group, Inc.
P. O. Box 3067
Mobile, AL 36652

Committee Charters

The charters of our Audit Committee, Corporate Governance & Nominating Committee and Compensation Committee may be found on our web site at www.banktrustonline.com by following the “Investor Relations” tab and then clicking on “Corporate Governance.”

Director Independence

Of BancTrust’s 17 director nominees, only Mr. Lamar does not meet the requirements for independence as set forth in the listing standards of the Nasdaq Stock Market.

In the process of evaluating the independence of directors, the Corporate Governance and Nominating Committee considered all relevant transactions, relationships and arrangements. Specifically, the Committee considered transactions and relationships of the following categories or types:

•           All of the directors either individually or through an affiliated entity, have a customer relationship with the Bank, such as deposit, brokerage, trust, loans or other financial services, that are on terms and conditions not more favorable than those afforded by the Bank to other similarly situated customers.

•           Directors Crawford and Garrett are attorneys in law firms which provide legal services to the Company. Mr. Crawford is a member of the Hand Arendall LLC law firm, which serves as counsel for BancTrust and the Bank. Mr. Garrett is a partner in the law firm of Thompson, Garrett & Hines, L.L.P. which serves as counsel for the Bank branches in Brewton and the trust department. Payments to these firms for services in the current or any of the past three fiscal years have not exceeded 5% of the recipient’s consolidated gross revenues or $200,000, whichever was more.

In assessing Mr. Crawford’s independence, particularly with respect to service on the Company’s Compensation Committee, the Committee determined that Mr. Crawford’s expertise and legal experience were invaluable to the Board and the Compensation Committee, given the complexity of the compensation issues and regulations impacting the Company, and that this consideration outweighed the fact of the relationship between the Company and his law firm.

In each case the Committee concluded that the transaction or relationship does not rise to the level that it could reasonably be deemed to impair the director’s exercise of independent judgment and autonomy in carrying out the duties and responsibilities of a director.

Chairman of the Board of Directors

Following the retirement in 2008 of our long time Chairman of the Board of Directors, J. Stephen Nelson, the Board did not appoint a Chairman in 2009.  The Chief Executive Officer of the Company has chaired the meetings of the board since Mr. Nelson’s retirement.  The Corporate Governance and Nominating Committee has deferred recommending a new chairman to the Board for a number of reasons which the Board considers valid.  The Corporate Governance and Nominating Committee believes that each members of the Board of Directors is charged with actively participating in the decisions and strategic focus of the Company an that each member should be an equal participant, particularly during this interim period.  Also, the Committee did not recommend the appointment of an independent lead director at the time of Mr. Nelson’s retirement, and none was appointed.

The Board’s Role in Risk Oversight

The Board of Directors recognizes its responsibility for the overall risk oversight of the Company. The Board has a Strategic Advisory Committee (formerly the Executive Committee), an Audit Committee, a Compensation Committee, an Asset Liability Committee and a Loan Committee. The Board of Directors manages its risk oversight of the Company through this committee structure.

The Strategic Advisory Committee is responsible for overseeing strategic risk of the Company, as well as, reputation risk. The Committee is responsible for assessing the capital needs of the Company, analyzing capital raising alternatives and their related risks and making recommendations to the Board.   The Loan Committee is responsible for reviewing and monitoring credit risk of the loan portfolio and monitoring the risk associated with non-performing assets.  The Asset Liability Committee is responsible for reviewing and monitoring liquidity risk and interest rate risk of the Company.  The Audit Committee is responsible for reviewing and monitoring financial reporting risk and operational risk, as well as, compliance risk. The Compensation Committee is responsible for reviewing and monitoring compensation risk, including compliance with compensation rules and regulations, the oversight of executive compensation and the administration of incentive compensation plans.  When making its recommendations for committee service, the Corporate Governance and Nominating Committee evaluates each member’s qualifications and experience to determine the individuals who are most qualified to serve on each committee.  During each meeting of the Board of Directors, directors are provided minutes from each committee meeting and allowed to ask questions and provide comments to the Committee members.

 The Board has delegated the responsibility for the direct supervision of the risk management process of the Company to its Audit Committee.  The Audit Manager reports directly to the Audit Committee.  Management has a Risk Management Committee comprised of the Company’s senior management and other key officers.  The Risk Management Committee meets periodically to review the risks impacting the Company and to develop strategies to address increasing risk areas or high risk areas.  The Risk Management Committee reports these risks, their rankings, and the strategies developed to address them to the Audit Committee.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members during 2009 were Messrs. Crawford, Lewis, Faulkner, Morrissette and Wallace. Except for Mr. Crawford, who was employed from August 2003 until December 2004 as Banc Trust’s general counsel, no officer or employee or former officer or employee of BancTrust or any of its subsidiaries is a member of the Compensation Committee. Mr. Crawford was appointed to the Compensation Committee in January of 2008, following a determination that he meets the applicable requirements for independence.

In assessing Mr. Crawford’s independence, particularly related to his membership on the Company’s Compensation Committee, the Committee discussed Mr. Crawford’s prior employment with the Company and his status as a member of Hand Arendall LLC, the Company’s legal counsel.  The Corporate Governance and Nominating Committee determined that Mr. Crawford’s expertise was invaluable to the Committee, given the complexity of the compensation issues and regulations impacting the Company, and outweighed the relationship between the Company and Mr. Crawford’s law firm.

Mr. Faulkner retired from the Board of Directors on August 27, 2009.

Certain Transactions and Matters

Some of the directors, executive officers and nominees for election as directors of BancTrust, as well as firms and companies with which they are associated, are and have been customers of the Bank and, as such, have had banking transactions, including loans and commitments to loan, with the Bank during 2009. These loans and commitments to loan, including loans and commitments outstanding at any time during the period, were made in the ordinary course of business on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of Bank management, did not involve more than the normal risk of collectability or present other unfavorable factors.

Stephen G. Crawford, a director and nominee and a temporary employee and executive officer of BancTrust from August 2003 until December 31, 2004, is a member of the Hand Arendall LLC law firm, which serves as counsel for BancTrust and its subsidiaries. Hand Arendall LLC is appointed as general counsel to the Company on an annual basis by the Board of Directors. In 2009, the Company paid Hand Arendall LLC $754,355 for services rendered in 2009.  The amount paid by BancTrust is less than 5% of the gross revenues of Hand Arendall LLC.

Broox G. Garrett, Jr., a director and nominee, is a partner in the law firm of Thompson, Garrett & Hines, L.L.P., which serves as counsel for the Bank branches and the trust department in Brewton. The Company did not pay any material amounts to Thompson, Garret & Hines, L.L.P. in 2009.

VOTING SECURITIES

As of the record date, March 29, 2010, there were 17,686,343 shares of BancTrust’s common stock outstanding and 50,000 shares of BancTrust’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “preferred stock”), outstanding. Each share of common stock is entitled to one vote. The shares of preferred stock are only entitled to vote at the meeting on the increase in the number of authorized common stock.

Security Ownership of Directors, Nominees, 5% Shareholders and Officers

As of the record date there were no known 5% shareholders of BancTrust. The following chart reflects the number of shares of the Company’s common stock beneficially owned by (i) each director and nominee of BancTrust; (ii) each executive officer named in the Summary Compensation Table; and (iii) the directors and executive officers of BancTrust as a group. No director, nominee or executive officer owns any shares of Preferred Stock.

Director	Number of Shares Owned1	Right to Acquire2	Total Beneficial Ownership	Percentage of Beneficial Ownership3
Tracy T. Conerly	11,062		11,062	0.06%
Stephen G. Crawford	174,100		174,100	0.98%
David C. De Laney	77,200		77,200	0.44%
Robert M. Dixon, Jr.	29,895		29,895	0.17%
Broox G. Garrett, Jr.	100,334	650	100,984	0.57%
Carol F. Gordy	4,136		4,136	0.02%
Barry E. Gritter	29,432		29,432	0.17%
James M. Harrison, Jr.	33,585		33,585	0.19%
Clifton C. Inge, Jr.4	34,712		34,712	0.20%
Kenneth S. Johnson5	77,874		77,874	0.44%
W. Bibb Lamar, Jr.	80,634	25,080	105,714	0.60%
John H. Lewis, Jr.	28,288		28,288	0.16%
Harris V. Morrissette4	112,549	650	113,199	0.64%
Paul D. Owens, Jr.	387,383	650	388,033	2.19%
Mary Ann Patterson	318,458		318,458	1.80%
Peter C. Sherman	23,172		23,172	0.13%
Dennis A. Wallace	23,794		23,794	0.13%

Executive Officer	Number of Shares Owned1	Right to Acquire2	Total Beneficial Ownership	Percentage of Beneficial Ownership3
Bruce C. Finley, Jr.	22,415	5,000	27,415	0.15%
Michael D. Fitzhugh	9,050	10,680	19,730	0.11%
F. Michael Johnson	42,190	11,180	53,370	0.30%
Edward T. Livingston	12,226	15,000	27,226	0.15%

All directors and executive officers as a group	1,632,489	68,890	1,701,379	9.58%

1 Includes shares of common stock for which the named person has sole voting and investment power, has shared voting and investment power with a spouse or children, holds in an IRA or other retirement plan program, or holds in our dividend reinvestment plan, unless otherwise indicated in these footnotes.

2 Includes shares of common stock that may be acquired upon the exercise of stock options that are or become exercisable within sixty days of the date of this proxy statement.

3 For each individual, this percentage is determined by assuming the named person exercises all options which he or she has the right to acquire within sixty days, but that no other persons exercise any options. For the directors and executive officers as a group, this percentage is determined by assuming that each director and executive officer exercises all options which he or she has the right to acquire within sixty days, but that no other persons exercise any options. The calculations are based on 17,686,343 shares of common stock outstanding on March 29, 2010.

4 Mr. Inge and Mr. Morrissette are first cousins.

5 Mr. Kenneth S. Johnson has pledged 47,100 shares to secure a loan from the Bank.

Security Ownership of Certain Beneficial Owners

No entity is known to BancTrust to be the beneficial owner of more than five percent of any class of voting securities.  However, as of December 19, 2008, the US Department of Treasury (“UST”) held a warrant to purchase 730,994 shares of BancTrust common stock, which was approximately 4% of the shares outstanding at that time.  The shares of BancTrust common stock issuable upon exercise of the warrant are assumed to be outstanding for the purpose of determining the percentage of shares beneficially owned.  The warrant was issued on December 19, 2008 as part of the UST’s Troubled Asset Relief Program/Capital Purchase Program.  The exercise price is $10.26 per share subject to anti-dilution and other adjustments.  The UST has no voting rights at this time.

Changes of Control

There are no arrangements known to BancTrust at this time which may at a subsequent date result in a change of control of BancTrust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that BancTrust’s directors and executive officers, and persons who own more than ten percent of BancTrust’s common stock, file with the Securities and Exchange Commission reports related to their ownership and changes in ownership of common stock and other equity securities of BancTrust. Management believes, based solely upon information furnished to BancTrust and written representations that no other reports were required, that all persons subject to the reporting requirements of Section 16(a) during 2009 filed the reports on a timely basis except as follows:

Name	Date of Transaction	Number of Shares	Filing Date
Robert M. Dixon, Jr.	02/25/2009	420.29	03/04/2009
	11/24/2009	237.42	12/02/2009
Brooks G. Garrett, Jr.	02/25/2009	260.87	03/04/2009
	05/26/2009	299.71	06/08/2009
	11/24/2009	332.39	12/02/2009
Clifton C. Inge, Jr.	02/25/2009	536.23	03/04/2009
	05/26/2009	799.22	06/08/2009
	11/24/2009	617.29	12/02/2009
Harris V. Morrissette	02/25/2009	275.36	03/04/2009
	05/26/2009	399.01	06/08/2009
	11/24/2009	126.62	12/02/2009
Paul D. Owens, Jr.	02/25/2009	376.81	03/04/2009
	05/26/2009	199.80	06/08/2009
	11/24/2009	253.25	12/02/2009

The filings were for periodic purchases of our common stock made by the directors deferred compensation plan.

DIRECTORS AND EXECUTIVE OFFICERS

The following tables reflect certain information concerning the Board of Directors and executive officers of BancTrust.  Each director serves a one-year term and stands for election at the annual meeting of shareholders each year.  Each such officer holds his office(s) until the first meeting of the Board of Directors following the annual meeting of shareholders each year, or until a successor is chosen, subject to removal at any time by the Board of Directors.  Except as otherwise indicated, no family relationships, exist among the executive officers and directors of BancTrust, and no such officer holds his office(s) by virtue of any arrangement or understanding between him and any other person except the Board of Directors.

Directors	Age	Occupation	Terms as Director

Tracy T. Conerly	46	Partner, Carr Riggs & Ingram, LLC	4

Stephen G. Crawford	70	Member, Hand Arendall LLC	25

David C. De Laney	62	President, First Small Business Investment Company of Alabama	25

Robert M. Dixon, Jr.	47	President, M. C. Dixon Lumber Company	5

Broox G. Garrett, Jr.	61	Partner, Thompson, Garrett & Hines, L.L.P	17

Carol F. Gordy	59	Chairman and Chief Executive Officer, Natural Decorations, Inc.	1

Barry E. Gritter	68	Chief Executive Officer, Gulf City Body and Trailer Works, Inc.	1

James M. Harrison, Jr.	69	Board Certified Ophthalmologist, Premier Medical Eye Group	1

Clifton C. Inge, Jr.	45	Principal, Chairman and Chief Executive Officer, IPC Industries, Inc.	4

Kenneth S. Johnson	65	Owner, Radio Stations WNSP and WZEW	1

W. Bibb Lamar, Jr.1	66	President and Chief Executive Officer, BancTrust Financial Group, Inc.	21

John H. Lewis, Jr.	68	Consultant, Lewis Communications	8

Directors	Age	Occupation	Terms as Director
Harris V. Morrissette	50	President, China Doll Rice & Beans, Inc.	13

Mary Ann Patterson	66	Retired Real Estate Broker	1

Paul D. Owens	64	Attorney	13

Peter C. Sherman	59	Retired Trust Officer, Private Investment Manager	1

Dennis A. Wallace	60	Owner, Wallace Enterprises of NW Florida	6

Executive Officers	Age	Other Position with BancTrust	OfficerSince

F. Michael Johnson	64	None	1985
CFO, Executive Vice President & Secretary2

Michael D. Fitzhugh	61	None	2004
Executive Vice President3

Bruce C. Finley, Jr.	62	None	2004
Executive Vice President and Senior Loan Officer4

Edward T. Livingston	63	None	2008
Executive Vice President5

1 Chief Executive Officer and Director, since 1989, and Chairman, since 1998, the Bank; Previously: President (1989-1998), the Bank; Director (1998-2007), BancTrust Company, Inc.

2 Executive Vice President and Cashier, since 1986, the Bank.

3 Market President, Southern Division, Alabama, since 2009, the Bank; Previously: Market President, Florida (2008-2009), the Bank; Chief Executive Officer and Director (2005-2008), BankTrust, Florida; President, Chief Operating Officer and Director (1998-2005), the Bank.

4 Executive Vice President, since 1998, the Bank; Previously: Senior Loan Officer (1998-2004), the Bank.

5 Central Division President, since 2007, the Bank; Previously: Market President, Brewton (2002-2007), the Bank.

BOARD STRUCTURE AND COMMITTEES

The BancTrust Board of Directors held eleven meetings during 2009. The Board has the following standing committees: Strategic Advisory (formerly Executive Committee), Corporate Governance and Nominating, Asset Liability, Audit, Compensation and Loan. The following chart sets forth the membership of each of the standing committees in 2009.

Director	Strategic Advisory1	Corporate Governance & Nominating	Asset Liability Committee	Audit	Compensation	Loan

Tracy T. Conerly				Chairman

Stephen G. Crawford2	Chairman				X

David C. De Laney	X		X	X		X

Robert M. Dixon, Jr.		X

Broox G. Garrett, Jr.3

Carol F. Gordy1		X

Barry E. Gritter1,2						X

W. Dwight Harrigan		X

James M. Harrison, Jr.2		X

Clifton C. Inge, Jr.	X		X	X		X

Kenneth S. Johnson2						X

W. Bibb Lamar, Jr.	X		X			X

John H. Lewis, Jr.		X			X

Harris V. Morrissette	X	Chairman		X	X

Mary Ann Patterson

Paul D. Owens, Jr.	X					X

Peter C. Sherman

Dennis A. Wallace	X		X		Chairman	X

1 The Executive Committee was renamed the Strategic Advisory Committee in 2008.

2 Stephen G. Crawford, Carol F. Gordy, Barry E. Gritter, James M. Harrison, Jr. and Kenneth S. Johnson serve on the Audit Committee of the Bank.

3 Stephen G. Crawford, Broox G. Garrett, Jr., Barry E. Gritter, and Peter C. Sherman serve on the Trust Committee of the Bank.

The Strategic Advisory Committee met thirteen times during 2009. The Corporate Governance and Nominating Committee met once during 2009. The Asset Liability Committee met four times during 2009. The Audit Committee met four times during 2009. The Compensation Committee met four times during 2009. The Loan Committee met nineteen times during 2009.

Four directors attended BancTrust’s 2009 Annual Meeting of Shareholders. Directors are invited to, but are not required to, attend the Company’s annual meeting.

All BancTrust Directors serve as directors of the Bank. The members of the Strategic Advisory, Asset Liability, Loan, Compensation and Corporate Governance and Nominating Committees of the Company’s Board of Directors also serve as the members of those standing committees of the Bank. The Bank has an Audit Committee with membership different from that of the Company’s Audit Committee, and a Trust Committee.

No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he or she served.

Compensation Committee

Pursuant to its charter, which is available on the Company’s website, the Board has delegated certain authority to the Compensation Committee to assist the Board in fulfilling its oversight responsibilities by reviewing, approving and recommending to the Board of Directors compensation packages and benefits and administering the compensation program of the Company. The Board has retained approval authority related to the compensation programs of the Company.

The Compensation Committee is comprised solely of non-employee directors who meet the independence requirements set forth in the listing standards of the Nasdaq Stock Market.  It has the authority to retain, at the Company’s expense, and to terminate compensation consultants and other advisors to assist it in fulfilling its responsibilities. The Committee was comprised of five BancTrust directors until Mr. Faulkner, a member of the Committee, retired from the Board of Directors on August 27, 2009.  The Board of Directors did not appointment a replacement for Mr. Faulkner’s vacancy.

The Compensation Committee may delegate to its Chairperson such power and authority as the Committee deems to be appropriate, except when such power and authority is required by law to be exercised by the whole Committee or by a subcommittee consisting of one or more Committee members, which the Committee has the authority to form and delegate to. The Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of Chief Executive Officer’s compensation and to approve the consultant’s fees and other retention terms. Neither the Compensation Committee, the Board nor management engaged a compensation consultant to evaluate executive compensation for 2009. In early 2010, the Compensation Committee engaged Blanchard Chase to review the compensation of ten key executives of the Company and to review certain incentive compensation plans.

The Committee reviews and approves the Company’s goals and objectives relevant to Chief Executive Officer and executive officer compensation, evaluates the Chief Executive Officer’s and other executive officers’ performance in light of those goals and objectives and recommends to the full board the Chief Executive Officer’s and other executive officers’ compensation levels based on its evaluation. The Committee considers the Company’s performance and relative shareholder return, the value of similar incentive awards to the Chief Executive Officer and executive officers at comparable companies and the awards given to the Chief Executive Officer and executive officers in past years when determining the long-term component of the Chief Executive Officer’s compensation. The Committee makes recommendations to the Board with respect to incentive compensation plans, equity-based plans and other compensatory plans.

The Committee held four meetings in 2009. During the course of the year, the Committee discussed with the Board of Directors, senior management, and the Company’s senior risk officer, the Company’s overall philosophy and objectives regarding compensation, including a detailed risk assessment of the compensation plans for all employees and plans specific to the senior executive officers. The Company’s compensation program for its executive officers was constructed with that philosophy and those objectives in mind.

Audit Committee

Pursuant to its charter, which is available on the Company’s website, the Audit Committee assists the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to shareholders, the systems of internal controls which management and the Board of Directors have established and the audit process. The Audit Committee has adopted procedures for handling complaints regarding accounting or auditing matters, including procedures for the confidential, anonymous submission by employees of related concerns. The Audit Committee has reviewed the requirements of its charter and has complied with those requirements. The Audit Committee met four times during 2009.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. The Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee reviewed and discussed with management the audited financial statements for BancTrust as of and for the year ended December 31, 2009, as well as the representations of management and the opinion of Dixon Hughes PLLC, BancTrust’s independent auditor, regarding BancTrust’s internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act. It discussed with BancTrust’s internal auditors and independent auditors the overall scope and plans for their respective audits. It discussed with BancTrust’s internal auditors and Dixon Hughes, with and without management present, the results of their examinations, the evaluation of BancTrust’s internal controls, management’s representations regarding internal controls over financial reporting, and the overall quality of BancTrust’s financial reporting. It discussed with Dixon Hughes the matters required to be discussed by Statement of Auditing Standards No. 61, as amended by Statement of Auditing Standards No. 90, Communication with Audit Committees, as adopted by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee received and reviewed the written disclosures and the letter from Dixon Hughes, as required by the applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence, and has considered and discussed with Dixon Hughes its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in BancTrust’s Annual Report on Form 10-K for the year ended December 31, 2009.

In 2009, the Audit Committee was composed of five BancTrust directors.  Mr. Faulkner, a member of the audit committee, retired from the Board of Directors on August 27, 2009.  Mr. Gritter was appointed subsequent to Mr. Faulkner’s retirement.  Each committee member met the requirements for independence set forth in the Audit Committee Charter and in the listing standards of the Nasdaq Stock Market for the year 2009. The Board of Directors has determined that each member of the Audit Committee possesses attributes of an audit committee financial expert. The Board has named Tracy T. Conerly as its designated audit committee financial expert.

Submitted by,
Tracy T. Conerly, Chairman
David C. De Laney
Barry E. Gritter
Clifton C. Inge, Jr.
Harris V. Morrissette

Corporate Governance and Nominating Committee

Pursuant to its charter, which is available on the Company’s website, the Corporate Governance and Nominating Committee’s responsibilities include recommending to the Board of Directors the appropriate size of the Board, its structure and operations of the various committees; identifying and reviewing individuals believed to be qualified to become members of the Board; considering matters that relate to the Company’s director retirement policy; recommending Board committee assignments and committee chairs; assisting the Board in its evaluation of the independence of the Company’s directors in accordance with applicable legal and regulatory requirements; developing and recommending to the Board a set of corporate governance policies, practices and guidelines appropriate to the Company and reviewing such policies, practices and guidelines at least annually and recommending changes as necessary; serving as a resource for the evaluation process of the Board, its committees and management, as appropriate; preparing and reviewing with the Board an annual self-evaluation of the Committee; annually reviewing and assessing the adequacy of the Corporate Governance and Nominating Committee Charter; and performing any other duties or responsibilities expressly delegated to the Committee by the Board of Directors.

In evaluating incumbent directors as potential nominees for reelection, the Committee reviews each director’s qualifications, independence, attendance record and committee participation. In evaluating candidates to fill vacancies, the Committee reviews the recommendations of other directors and management. In nominating candidates, the Committee considers and assesses issues and factors that the Committee and the Board deem appropriate, including an individual’s integrity, education, business experience, accounting and financial expertise, age, reputation, civic and community relationships and knowledge and experience in matters impacting financial institutions such as the Company.  The Committee has not adopted a formal diversity policy with regard to the selection of director nominees, but does consider diversity as part of its criteria when nominating candidates.  The Committee defines diversity as differences in viewpoint, professional experience, skills and education. Although not required by the Articles of Incorporation or Bylaws, the Committee feels that share ownership is an important factor in evaluating director nominees. The Committee will also consider recommendations by the Company’s shareholders of qualified director candidates for possible nomination to the Board. The Company’s Amended and Restated Articles of Incorporation state that shareholder nominations shall be in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Company not less than thirty days nor more than sixty days prior to the date of the meeting at which directors will be elected. Each notice given by a shareholder with respect to nominations for the election of directors shall set forth: (i) the name, age, business address, and if known, residence address of each nominee proposed in such notice; (ii) the principal occupation or employment of each such nominee; and (iii) the number of shares of the stock of the Company which are beneficially owned by each such nominee. In addition, the shareholder making such nomination shall promptly provide any other information reasonably requested by the Company.

All of the members of this Committee meet the requirements for independence set forth in the listing standards of the Nasdaq Stock Market.

The Corporate Governance and Nominating Committee is required to report the information elicited by its activities to the Board of Directors and, where appropriate, its recommendations for action by the Board of Directors, at its next meeting subsequent to that of the Committee.

The nominations of the directors standing for reelection at the 2010 Annual Meeting were based on the recommendation of the Corporate Governance and Nominating Committee and were approved unanimously by the Board of Directors, including independent directors. BancTrust did not pay any fees to any third parties to identify, evaluate or assist in identifying or evaluating potential nominees.

2009 Director Compensation

Director	Fees Paid in Cash	Fees Deferred1	All Other Compensation2	Total
Tracy T. Conerly	$20,250		$800	$21,050
Stephen G. Crawford	25,475		500	25,975
David C. De Laney	31,375		900	32,275
Robert M. Dixon, Jr.		$17,325	1,800	19,125
Broox G. Garrett, Jr.		19,075		19,075
Carol F. Gordy	11,625		2,800	14,425
Barry E. Gritter		11,625	8,300	19,925
James M. Harrison, Jr.	10,500		1,900	12,400
Clifton C. Inge, Jr.		30,125	500	30,625
Kenneth S. Johnson	10,375		8,200	18,575
W. Bibb Lamar, Jr.3				0.00
John H. Lewis, Jr.	18,900			18,900
Harris V. Morrissette		23,225		23,225
Mary Ann Patterson4				0.00
Paul D. Owens, Jr.		25,650		25,650
Peter C. Sherman4				0.00
Dennis A. Wallace	30,225		800	31,025

1 Not included in the fees deferred were unrealized losses of $(6,177) for Mr. Gritter, $(72,103) for Mr. Inge, $(83,607) for Mr. Morrissette, and $(8,263) for Mr. Owens.

2 Fees paid for Board and Committee attendance for our Directors serving on advisory boards or committees of the Bank.

3 W. Bibb Lamar, Jr. was not compensated for his membership on the Board of Directors or any of the Board’s committees.

4 Mary Ann Patterson and Peter C. Sherman were elected to the Board of Directors on January 19, 2010.

In 2009, our directors received an annual retainer of $10,000, $750 for each Board meeting attended, and $400 for each Committee meeting attended. Attendance at a Board or Committee meeting by phone is paid at 50% of the applicable fee, except for attendance at the Audit Committee by phone is paid at 100% of the applicable fee. Director nominees elected to the Board of Directors at the annual meeting or directors elected to the Board of Directors during the year receive a pro-rata share of the annual retainer. The members of the Board who also served on the Trust Committee of the Bank received $300 per meeting. The members of the Board who also served on the Loan Committee of the Bank received $400 per meeting. The Audit Committee Chairman and the Compensation Committee Chairman received an additional retainer of $1,500. Additional fees have at times been paid to Committee members for multi-day meetings and the consideration of extraordinary transactions that require considerably more meeting or preparation time than what is usually expected. We offer to our directors the BancTrust Financial Group, Inc., Directors Deferred Compensation Plan which allows participating directors to defer their director fees and receive in lieu thereof the right to receive Company stock. The plan is a nonqualified deferred compensation plan. Directors Dixon, Garrett, Inge, Morrissette and Owens participated in the plan in 2009. All other compensation includes fees for Board and Committee attendance for our directors serving on Boards or Committees of the Bank. The aggregate number of options held by all directors outstanding at year end was 1,950.

PROPOSAL 1
ELECTION OF DIRECTORS

Number and Term

The Articles of Incorporation of BancTrust provide that the number of directors to be elected at the Annual Meeting will be fixed by resolution of the Board of Directors. The Board has adopted a resolution fixing at seventeen the number of directors to be elected at the 2010 Annual Meeting. The directors so elected will serve a term of one year.

Nominees

The persons named below are the Board’s nominees for election as directors, and each has agreed to serve if elected.

Directors	Age	Occupation	Terms as Director

Tracy T. Conerly	46	Partner, Carr Riggs & Ingram, LLC	4

Stephen G. Crawford	70	Member, Hand Arendall LLC	25

David C. De Laney	62	President, First Small Business Investment Company of Alabama	25

Robert M. Dixon, Jr.	47	President, M. C. Dixon Lumber Company	5

Broox G. Garrett, Jr.	61	Partner, Thompson, Garrett & Hines, L.L.P	17

Carol F. Gordy	59	Chairman and Chief Executive Officer, Natural Decorations, Inc.	1

Barry E. Gritter	68	Chief Executive Officer, Gulf City Body and Trailer Works, Inc.	1

James M. Harrison, Jr.	69	Board Certified Ophthalmologist, Premier Medical Eye Group	1

Clifton C. Inge, Jr.	45	Principal, Chairman and Chief Executive Officer, IPC Industries, Inc.	4

Kenneth S. Johnson	65	Owner, Radio Stations WNSP and WZEW	1

W. Bibb Lamar, Jr.1	66	President and Chief Executive Officer, BancTrust Financial Group, Inc.	21

John H. Lewis, Jr.	68	Consultant, Lewis Communications	8

Harris V. Morrissette	50	President, China Doll Rice & Beans, Inc.	13

Mary Ann M. Patterson	66	Retired Real Estate Broker	1

Paul D. Owens	64	Attorney	13

Peter C. Sherman	59	Retired Trust Officer, Private Investment Manager	1

Dennis A. Wallace	60	Owner, Wallace Enterprises of NW Florida	6

Tracy T. Conerly

A BancTrust director since 2006
Ms. Conerly, age 46, is a partner with Carr Riggs & Ingram, LLC, a certified public accounting firm. She has practiced accounting with that firm since 1990. She served as a director of our Florida subsidiary bank, from 2000 to 2008, when it was merged into our Alabama subsidiary, the Bank. Ms. Conerly has been a director of the Bank since 2009. Ms. Conerly serves as the Chairman of the Audit Committee and as the Company’s Audit Committee Financial Expert.  Ms. Conerly’s qualifications include her prior bank board experience and her expertise in financial accounting, auditing and internal controls.

Stephen G. Crawford

A BancTrust director since 1985
Mr. Crawford, age 70, served as General Counsel to BancTrust from July 2003 through December 2004 and has served as Chairman of the Strategic Advisory Committee since 1992. He is also a member of the Hand Arendall LLC law firm, Mobile, Alabama, where he has practiced law since 1964. Mr. Crawford has been a director of the Bank since 1986 and served as a director of BancTrust Company, Inc., BancTrust’s subsidiary trust company, from 1998 until 2007, when it was merged into the Bank.  Mr. Crawford serves on the Compensation Committee of the Company and the Audit Committee and Trust Committee of the Bank.  Mr. Crawford’s qualifications include his prior bank board experience and his legal expertise.

David C. De Laney

A BancTrust director since 1985
Mr. De Laney, age 62, is President of First Small Business Investment Company of Alabama, Mobile, Alabama, a provider of debt and equity financing to small businesses, a position he has held since 1978. Mr. De Laney has been a director of the Bank since 1986.  Mr. De Laney serves on the Audit Committee, the Loan Committee and the Asset Liability Committee.  Mr. De Laney’s qualifications include his prior bank board experience and experience in finance and lending.

Robert M. Dixon, Jr.

A BancTrust director since 2005
Mr. Dixon, age 47, has been President of M.C. Dixon Lumber Company, Inc., Eufaula, Alabama, since 2003. From 1988-2003, Mr. Dixon served as Vice President of M.C. Dixon Lumber Company, Inc. Mr. Dixon was Chairman of the Board of BankTrust of Alabama, headquartered in Eufaula, Alabama, from January 2005, and a director from 2000, until its merger with the Bank in 2007. Mr. Dixon has been a director of the Bank since 2009.  Mr. Dixon serves on the Corporate Governance and Nominating Committee.  Mr. Dixon’s qualifications include his prior bank board experience and experience in business operations and management.

Broox G. Garrett, Jr.

A BancTrust director since 1993
Mr. Garrett, age 61, is an attorney and partner in the law firm of Thompson, Garrett and Hines, L.L.P., Brewton, Alabama, where he has been employed since 1973. Mr. Garrett served as a director of BankTrust, Brewton and its predecessor from 1983 until 2003, when it was merged into the Bank. He served as a director of BancTrust Company, Inc., BancTrust’s subsidiary trust company, from 1998 until 2007, when it was merged into the Bank. Mr. Garrett has been a director of the Bank since 2009.  Mr. Garrett serves on the Trust Committee of the Bank.  Mr. Garrett’s qualifications include his prior bank board experience and his legal expertise.

Carol F. Gordy

A BancTrust director since 2009
Ms. Gordy, age 59, is the Chairman and Chief Executive Officer of Natural Décorations, Inc., Brewton, Alabama, a manufacturer of high end fabric floral and botanical reproductions, where she has been employed since 1992. Ms. Gordy served as a director of BankTrust, Brewton from 1997 until 2004 when it merged into the Bank. She has served as a director of the Bank since 2004.  Ms. Gordy serves on the Corporate Governance and Nominating Committee of the Company and on the Audit Committee of the Bank.  Ms. Gordy’s qualifications include her prior bank board experience and experience in business operations and management.

Barry E. Gritter

A BancTrust director since 2009
Mr. Gritter, age 68, is the Chief Executive Officer of Gulf City Body and Trailer Works, Inc., Mobile, Alabama, a manufacturer of truck trailers and provider of automotive repair services. He has held this position for more than 20 years. Mr. Gritter has served as a director of the Bank since 1997.  Mr. Gritter serves on the Audit Committee and Loan Committee of the Company and on the Trust Committee of the Bank.  Mr. Gritter’s qualifications include her prior bank board experience and experience in business operations and management.

James M. Harrison, Jr.

A BancTrust director since 2009
Dr. Harrison, age 69, is a board certified ophthalmologist and shareholder of Premier Medical Eye Group, Mobile, Alabama. He has practiced medicine with Premier since 1972. Dr. Harrison has served as a director of the Bank since 1992.  Dr. Harrison serves on the Corporate Governance and Nominating Committee of the Company and on the Audit Committee of the Bank.  Dr. Harrison’s qualifications include his prior bank board experience and experience in business operations and management.

Clifton C. Inge, Jr.

A BancTrust director since 2006
Mr. Inge, age 46, is a principal, Chairman and Chief Executive Officer of IPC Industries, Inc., a diversified holding company primarily focusing on investments in private equity, real estate development and timberland management, headquartered in Mobile, Alabama. Mr. Inge has served in such capacity since 1995. He has served as a director of the Bank since 2006.  Mr. Inge serves on the Strategic Advisory Committee, the Audit Committee, the Asset Liability Committee and the Loan Committee.  Mr. Inge’s qualifications include his prior bank board experience and experience in finance and real estate.

Kenneth S. Johnson

A BancTrust director since 2009
Mr. Johnson, age 66, is president and majority owner of .Com+, L.L.C which owns and operates WNSP-FM Radio, a sports radio station, and WZEW-FM Radio, both in Mobile, Alabama. Mr. Johnson is also the owner of Capital Broadcasting Corporation which leases radio tower sites and owns properties in Alabama, Texas and Tennessee. Mr. Johnson has served as a director of the Bank since 1985. Mr. Johnson serves on the Loan Committee of the Company and the Audit Committee of the Bank.  Mr. Johnson’s qualifications include his prior bank board experience and experience in communications, marketing and business operations.

W. Bibb Lamar, Jr.

A BancTrust director since 1989
Mr. Lamar, age 66, has been President, Chief Executive Officer and a director of BancTrust since 1989 and Chairman of the Bank since 1998. He has also served since 1989 as Chief Executive Officer and a director of the Bank. Mr. Lamar was a director of BancTrust Company, Inc., BancTrust’s subsidiary trust company, from 1998 until 2007, when it was merged into the Bank. Mr. Lamar served as President of the Bank from 1989 through 1998.  Mr. Lamar’s qualifications include his prior bank board experience and experience in financial institution management.

John H. Lewis, Jr.

A BancTrust director since 2002
Mr. Lewis, age 68, served as President and Chairman of Lewis Communications, Inc., Mobile, Alabama, a full service advertising, marketing and public relations firm, from 1976 until his retirement in 2005. Since his retirement in 2005, Mr. Lewis has performed consulting services for Lewis Communications and has been a senior partner with Lewis & Associates, LLC. Lewis & Associates provides cost analysis and profit enhancement services for companies. Mr. Lewis served as a director of the Bank from 1993 until 2004. Mr. Lewis was re-elected as a director of the Bank in 2009.  Mr. Lewis serves on the Compensation Committee and the Corporate Governance and Nominating Committee.  Mr. Lewis’ qualifications include his prior bank board experience and experience in communications, marketing and business operations.

Harris V. Morrissette

A BancTrust director since 1997
Mr. Morrissette, age 50, is president of China Doll Rice and Beans, Inc., Saraland, Alabama, a manufacturer and packager of specialty food products. He was Chief Executive Officer of Marshall Biscuit Company, Inc., Mobile, Alabama, a manufacturer and packager of frozen and specialty food products, from 1994 until the company was sold in 2007. He has also served as Chairman of Azalea Aviation, Inc., an airplane fueling and charter company, since 1993. Mr. Morrissette served as a director of the Bank from 1990 through April, 2004. Mr. Morrissette was re-elected as a director of the Bank in 2009. Mr. Morrissette is or has been a director of the following companies that file reports with the Securities and Exchange Commission: International Shipholding Corporation, The Williamsburg Investment Trust, and EnergySouth, Inc. (until 2008).  Mr. Morrissette serves on the Strategic Advisory Committee, the Audit Committee and the Compensation Committee, and he is the Chairman of the Corporate Governance and Nominating Committee. Mr. Morrissette’s qualifications include his prior bank board experience, experience in business operations and management and prior or current service on other public company boards of directors.

Mary Ann M. Patterson

A BancTrust director since 2010
Ms. Patterson, age 66, was a licensed real estate broker with Heritage Insurance Company of Selma, Selma, Alabama, until her retirement in 2009.  Ms. Patterson was elected to the Board of Directors in January of 2010, based on the recommendation of the Corporate Governance and Nominating Committee.   Ms. Patterson was elected as a director of the Bank in 2010.  Ms. Patterson’s qualifications include her experience in real estate, particularly in our central division.

Paul D. Owens, Jr.

A BancTrust director since 1997
Mr. Owens, age 64, is an attorney in the private practice of law in Brewton, Alabama, where he has practiced since 1970. Mr. Owens served as a director of the Bank from 1986 until 2004. Mr. Owens serves on the executive committee of T.R. Miller Mill Company and Cedar Creek Land and Timber, Inc. He is a managing member of Goodway Refining, LLC. Mr. Owens was re-elected as a director of the Bank in 2009.  Mr. Owens serves on the Strategic Advisory Committee and the Loan Committee. Mr. Owens’ qualifications include his prior bank board experience and his legal and real estate expertise

Peter C. Sherman

A BancTrust director since 2010
Mr. Sherman, age 59, was a Senior Vice President and Trust Officer with Regions Bank, until his retirement in 2008. Mr. Sherman currently manages investments and trusts for family members and individual clients in Mobile, Alabama.  Mr. Sherman was elected to the Board of Directors in January of 2010, based on the recommendation of the Corporate Governance and Nominating Committee.  Mr. Sherman was elected a director of the Bank in 2010.  Mr. Sherman serves on the Trust Committee of the Bank.  Mr. Sherman’s expertise includes his prior bank experience and his experience in finance and trust.

Dennis A. Wallace

A BancTrust director since 2004
Mr. Wallace, age 60, served as Chairman of our Florida subsidiary bank from 2000 to 2008 when it was merged into our Alabama subsidiary, the Bank. Mr. Wallace is an owner, Vice President, Secretary and Treasurer of Wallace Enterprises of NW Florida, Santa Rosa Beach, Florida, an investment and real estate company. Mr. Wallace was a licensed realtor with Baywood Realty, Santa Rosa Beach, Florida, from 2003 to 2009. From 1988 through 2000 Mr. Wallace was the owner of South Bay ACE Hardware & Lumber Co., Inc., Santa Rosa Beach, Florida. From 2000 until its merger with BancTrust at the end of 2003, Mr. Wallace served as a director of CommerceSouth, Inc. Mr. Wallace has been a director of the Bank since 2009. Mr. Wallace serves as the Chairman of the Compensation Committee and as a member of the Strategic Advisory Committee, the Asset Liability Committee and the Loan Committee.  Mr. Wallace’s qualifications include his prior bank board experience, experience in business operations and management and his knowledge of the real estate market, particularly in our Florida division.

The Board of Directors does not contemplate that any nominee named above will be unavailable for election. If vacancies occur unexpectedly, the shares covered by your proxy will be voted for the Board’s substitute nominees, if any, or in such other manner as the Board of Directors deems advisable.

The Articles of Incorporation and Bylaws of BancTrust permit the Board of Directors, between annual meetings of shareholders and subject to certain limits, to increase the membership of the Board and to fill any position so created and any vacancy otherwise occurring. The Bylaws provide that any new director so elected holds office until the next annual shareholders’ meeting.

The Board of Directors recommends a vote FOR Proposal 1 – The election as directors of the 17 nominees named in this proxy statement.

EXECUTIVE COMPENSATION

Management’s Compensation Discussion and Analysis

Compensation Philosophy

We design and implement our compensation programs to recruit, retain and motivate our officers, employees and directors by offering attractive and competitive compensation elements and amounts.  In recent years, we have refocused our compensation programs as part of a comprehensive effort to control costs and maximize shareholder return.

Our executive compensation programs for 2009 were influenced by the economic volatility within the financial services industry, our financial performance, our participation in the Capital Purchase Program under the Troubled Asset Relief Program, the Emergency Economic Stabilization Act of 2008 and the American Reinvestment and Recovery Act of 2009.  We have not given annual salary increases to employees since 2008.  We have not contributed to the Company’s profit sharing plan since 2008.  We paid limited performance-based incentives in 2009, but no incentive compensation has been paid to our senior executive officers since 2008, as we did not offer performance-based incentive compensation plans to our senior executive officers in 2009.

We believe that our compensation programs, even without performance-based incentive programs, align the interests of our officers and employees with those of shareholders and maximize shareholder return without encouraging unnecessary or excessive risk.

During 2009, we implemented features in our compensation programs to discourage employees from taking unnecessary or excessive risks or manipulating earnings.  One such feature is a “clawback” policy which provides for the recovery of any incentive paid or granted based on materially inaccurate financial statements or any other materially inaccurate performance criteria.  Another such feature is a look-back provision which allows the Compensation Committee to make mid-year or end-of-year adjustments to our compensation programs based on economic conditions, market factors or other relevant circumstances which were not present or known at the time the compensation programs were established.

Compensation Objectives

We have assembled a team of effective and productive officers and employees in part because of our compensation system. We have recently shifted the focus of our compensation programs from salary, benefits and performance-based short-term incentives to salary, benefits and long-term equity incentives based on length of service rather than performance criteria.  We believe that under current economic conditions and regulatory requirements our shareholders are better served by not offering short-term performance-based incentive programs, particularly to our senior executive officers, whom we expect to focus on the Company’s long-term growth.  However, the elimination of performance-based incentive compensation plans will pose new challenges, as the economy and our Company recover.  Some of our competitors have continued to offer performance-based incentive compensation plans to their employees.  We will continue to carefully monitor our compensation system and make such adjustments as we believe necessary to keep and motivate our officers and employees.

Executive officer compensation consists of base salary, retirement benefits and certain perquisites, and may include long-term equity incentive compensation.

Base Salary

The Compensation Committee annually reviews and approves all executive officer salaries. The Chief Executive Officer participates in evaluating the performance of other named executives and recommends adjustments to the Compensation Committee. The Committee reviews the performance of the Chief Executive Officer and establishes, subject to Board approval, his base salary. The Chief Executive Officer does not participate in the evaluation, discussion or recommendations concerning his salary adjustments, if any.  Consideration of salary adjustments is driven by market factors, employee performance, competition for similarly talented people in our markets and peer group and other analysis.

The Compensation Committee reviewed management’s performance, the Company’s performance, and market and economic conditions of the financial industry during 2009.  While the Compensation Committee recognized management’s commendable leadership in moving the Company through these difficult economic times, the Committee gave more weight to the financial performance of the Company and financial industry as a whole when evaluating salary increases.  The Committee also considered the Company-wide salary freeze in its decision to recommend no annual salary increase for the senior executive officers.  The Board of Directors adopted the Committee’s recommendation.

Equity Incentive Compensation Plan

The Board of Directors, with input from the Compensation Committee, administers the Company’s 2001 Incentive Compensation Plan, which was approved by our shareholders. It was adopted with the stated goal of promoting the long-term success of the Company and its subsidiaries through the provision of financial incentives to directors and key employees who are in positions to make significant contributions to the performance of the Company. Directors and key employees are eligible to participate. Awards may be made under this plan in the form of qualified stock options or non-qualified stock options, stock appreciation rights (SARs) and restricted stock. The Board considers the nature of the services rendered by the employee or director, the employee’s or director’s potential contribution to the long-term success of the Company and its subsidiaries and other factors it deems relevant in awarding grants. The Chief Executive Officer may make recommendations to the Committee or Board concerning the grant of options, SARs or restricted stock under the 2001 Incentive Compensation Plan. Originally 250,000 shares were reserved for issuance under this plan. In 2007, our shareholders voted to increase the number of shares reserved for issuance under this plan by 250,000 to 500,000, and 268,869 shares are currently available for issuance.

The Board, on the recommendation of the Compensation Committee, awarded 14,205 shares of restricted common stock during 2009 to two newly-hired key officers, who are not senior executive officers. There were no grants under the plan that would be considered performance-based incentive compensation grants.  In 2009, the Company adopted a clawback policy, which allows for the recapture of performance-based incentive compensation if compensation is paid based on materially inaccurate financial statements or other materially inaccurate performance criteria.

Equity Awards Grant Policy

For awards made under the 2001 Incentive Compensation Plan, the date of grant is the date of Board approval. We do not back-date stock options, stock appreciation rights or restricted stock. It has been our intention that any option granted, unless specifically stated in the option agreement, is treated for all purposes as an incentive stock option under Section 422 of the Internal Revenue Code of 1986. The option price per share is the fair market value of the common stock on the date the option is granted. Fair market value for this purpose means the average of the highest and lowest selling price on the Nasdaq Stock Market on the date of grant. We have not issued stock options in several years. Our recent equity awards have been in the form of restricted stock. The restricted stock price per share is the fair market value of the common stock on the date the restricted stock is granted. Fair market value of the common stock for the purpose of valuing restricted stock grants means the closing price of our common stock on the Nasdaq Stock Market on the date of grant. The restricted stock plan agreements that were entered into after June 10, 2009 were drafted to include the vesting schedules for restricted stock grants that comply with Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”), as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), the Interim Final Rule on TARP Standards for Compensation and Corporate governance issued by the US Department of Treasury on June 10, 2009, and other applicable provisions of law. Restricted stock granted to these employees will not fully vest until we have redeemed our preferred stock owned by the US Treasury.  The Company adopted a clawback policy in 2009 which provides for the recovery of performance-based incentive compensation if compensation is paid based on materially inaccurate financial statements or other materially inaccurate performance criteria.

Retirement Plans

We maintain pension, savings and profit sharing plans for all eligible employee participants. The Compensation Committee does not exercise discretion over the nature or amount of payments from these plans.

Only employees hired before January 1, 2003, are eligible to participate in the Company’s defined benefit pension plan. No employees hired or rehired after December 31, 2002 are eligible for participation in the pension plan except employees employed by Peoples BancTrust Company, Inc. and its subsidiary bank, the Peoples Bank and Trust Company prior to its merger with the Company and the closing of and merger of the Peoples BancTrust Company defined benefit pension plan into the Company’s defined benefit pension plan.

The pension plan provides generally for a monthly benefit commencing at age 65 equal to one twelfth of one percent of the employee’s average yearly compensation over the five consecutive calendar years during the last ten calendar years when the employee’s compensation was highest, multiplied by years of credited service, not to exceed forty years. Average yearly compensation is defined as wages, salary, bonus, commissions, overtime and any other special compensation. Alternative plan formulas may apply to certain participants who participated in predecessor pension plans, including Mr. Lamar, Mr. Johnson and Mr. Finley. These alternative formulas may result in a greater benefit to the participant. Generally, the applicable formula can not be determined until retirement.

The alternative plans include The Bank of Mobile Pension Plan in effect as of December 31, 1994 and the First National Bank Employee’s Pension Plan in effect as of December 31, 1994. Benefits under The Bank of Mobile Pension Plan provide for a monthly benefit commencing at age 65 equal to 1.00% of the employee’s average monthly base compensation during the highest sixty consecutive months out of the 120 months preceding retirement, plus .65% of average monthly base compensation in excess of $833.33, multiplied by years of credited service, not to exceed thirty years. Employee’s average monthly base compensation is determined by dividing the annual wages, salary, bonus, commissions, overtime and other special compensation by twelve. Joint and survivor benefits would be less. Social Security benefits do not affect payment made under The Bank of Mobile Plan. The First National Bank Employee’s Pension Plan provides for an annual benefit commencing at age 65 equal to 1.5% of the final coverage compensation multiplied by years of service. Final coverage compensation is defined as earnings, including wages, salary, bonus, commissions, overtime and any other special compensation over the five consecutive calendar years out of the last ten consecutive years that produce the highest average. Joint and survivor benefits would be less.

The benefit for participants in the Peoples BancTrust Company, Inc. Pension Plan is a monthly, single-life annuity equal to 1.00% of final average monthly compensation multiplied by years of credited service, plus .65% of final average monthly compensation in excess of Covered Compensation (wages, salaries less bonuses, commissions and overtime, as defined by the plan) times years of credited service (up to 35 years). Participants in the Peoples BancTrust Company, Inc. Pension Plan age 55 or older with 10 years of vesting service may retire prior to age 65 with a reduced benefit. New or rehired employees beginning employment after August 21, 2007, the date of plan closing, are not eligible to participate in the plan.

The Bank maintains a Supplemental Executive Retirement Plan designed to supplement the benefits payable under the Company’s pension plan described above for certain key employees selected by the Bank’s Board of Directors. Each participant was a participant in a pension plan of another bank prior to his employment by the Bank, and the Supplemental Plan is designed to afford the participant the same pension he or she would receive under the Company’s pension plan if he or she were given years of service credit as if employed by the Bank for his or her entire banking career, reduced by benefits actually payable to the employee under the Company’s pension plan and any retirement benefit payable to the employee under any plan of another bank. Benefits for total and permanent disability are supplemented in the same manner. Because the Supplemental Plan is intended to complement benefits otherwise available to the participants, the exact amounts to be paid, if any, to any participant, including Mr. Lamar, Mr. Johnson and Mr. Finley, can not be determined until retirement or disability. While the exact amounts to be paid, if any, to any participant is not known until retirement, we recognized a liability related to the projected benefit obligation in 2008 based on what we believe are reasonable assumptions and have continued to accrue for changes in projected benefit obligations.

We maintain the BancTrust Financial Group, Inc. Employee Savings & Profit Sharing Plan. Subject to certain vesting and eligibility requirements, all employees, except those employees covered by The Peoples BancTrust Company, Inc. 401(k) Plan, are permitted to participate in this plan. An eligible employee may defer up to 75% of his or her pay into the plan, not to exceed the maximum allowed under Sections 401(k), 402(g), 404 and 415 of the Internal Revenue Code. We make a matching contribution as follows: $1.00 for $1.00 on the first 2%, $0.75 for $1.00 on the next 2% and $0.50 for $1.00 on the next 2%. For example, if an employee defers 6% of pay, that employee would receive a 4.5% matching contribution. The Board of Directors may approve an annual profit-sharing contribution. The profit-sharing contribution is allocated to each eligible employee based on an individual compensation to total participant compensation ratio.  We have not made a profit sharing contribution for the prior two years.

We maintain The Peoples BancTrust Company, Inc. 401(k) Plan that was adopted by The Peoples BancTrust Company, Inc. and its subsidiary bank, The Peoples Bank and Trust Company, prior to their acquisition by the Company. Subject to certain vesting and eligibility requirements, the employees of The Peoples BancTrust Company, Inc. and its subsidiary bank, The Peoples Bank and Trust Company, prior to the acquisition and new or rehired employees beginning employment after October 15, 2007 and working in a location that was formerly a location of The Peoples BancTrust Company, Inc. or The Peoples Bank and Trust Company, are permitted to participate in this plan. An eligible employee may defer up to 75% of his or her pay into the plan, not to exceed the maximum allowed under Sections 401(k), 402(g), 404 and 415 of the Internal Revenue Code. We make a matching contribution of $.25 for $1.00 for the first 6% of pay contributed by the participant. Company contributions vest as follows: 25% after two years, 50% after three years, and 75% after four years. Employees are fully vested after five years.

At the beginning of each year our Board of Directors sets the profit-sharing goal, and, at the end of the year, the Board of Directors determines the amount of the profit-sharing contribution, if any, to be made. The profit-sharing contribution is allocated to each eligible employee based on an individual compensation to total participant compensation ratio. The profit-sharing portion of this plan vests at 100% after three years.  We did not make a profit-sharing contribution in 2009.

Certain Other Benefits

In addition to salaries and retirement benefits, we provide to our executive officers, including the Chief Executive Officer, certain other benefits to assist the executive in performing his duties and to help us remain competitive in our ability to hire talented employees. These perquisites consist of a company automobile, certain club memberships and the payment of dues for those clubs, and, in the case of Mr. Fitzhugh, a housing allowance paid in 2009. The Compensation Committee periodically reviews perquisites made available to our executive officers, including the Chief Executive Officer, to ensure that such perquisites are in line with market practice and the Company’s compensation philosophy.

Additional Post-Employment Benefits

Our senior executive officers, Mr. Lamar, Mr. Johnson, Mr. Fitzhugh, Mr. Finley and Mr. Livingston have change in control agreements. The Board of Directors believes that if the Company or one of its affiliates becomes subject to any proposed or threatened change in control transaction, it is imperative that we be able to rely upon our executives to remain in their positions and to provide advice and management to the Company and its shareholders without the distraction of personal uncertainties and risks created in such an environment.

These agreements are designed to retain our executives pending a change of control transaction. The agreements provide that if an executive is terminated other than for cause at any time within two years following a change of control, or if he resigns within 120 days following a material reduction in the executive’s base salary during such two-year period from his base salary immediately prior to the change in control; a reduction in the executive’s annual compensation paid by the Company as reported by the Company on Form W-2, such that the executive’s W-2 compensation is materially less than the average of the executive’s annual W-2 compensation from the Company for the three most recently completed years prior to the change in control; or a material change in the geographic location in which the executive performs his services without the executive’s consent, he will be entitled to receive a cash payment equal to three times his annualized compensation (for Mr. Lamar, Mr. Johnson, Mr. Fitzhugh and Mr. Finley) and two times his annualized compensation (for Mr. Livingston) based upon the annual rate of pay for services provided to the Company for the executive’s taxable year preceding the executive’s taxable year in which the termination occurs, not to exceed the highest amount that can be paid without triggering excise taxes or penalties under the Internal Revenue Code. The executive must provide the Company notice of the occurrence of such event within 90 days after the occurrence of such event, and the Company shall have 30 days thereafter to remedy the condition. Annualized compensation is defined as amounts earned by the executive for personal service rendered to his employer and its affiliates as reported on Treasury Department form W-2, including bonuses, and excluding moving and education expenses, income included under Section 79 of the Internal Revenue Code of 1986, as amended, and income imputed to the executive from personal use of employer-owned automobiles and employer-paid club dues. Earnings do not include any income attributable to grants of and dividends on shares awarded under our equity incentive compensation plans.

The Company has agreed to reimburse the executive for COBRA premiums paid by the executive, not reimbursed by a third party and allowable as a deduction under Section 213 of the Internal Revenue Code during the executive’s applicable COBRA continuation period as permitted by Section 409A of the Internal Revenue Code. During such period, if the executive enters into the employ of another company or firm which provides medical insurance coverage, the Company’s reimbursement shall cease.

The change of control agreements contain the following nonsolicitation covenants. The executive has agreed for a period of twelve months following the termination of his employment which results in the executive being granted the rights and benefits set forth in the agreement that he will not, directly or indirectly, on his own behalf or in the service or on behalf of others, whether as a consultant, independent contractor, employee, owner, partner, joint venturer or otherwise, solicit, contact, attempt to divert or appropriate any person or entity who was a customer or account of the Company or a subsidiary of the Company, or a prospect of the Company or any subsidiary of the Company. In addition, the executive has agreed not to recruit any employee of the Company or a subsidiary of the Company to leave employment with the Company or its subsidiaries.

The Company’s change in control agreements, including those with our senior executive officers and the next five most highly compensated employees, were amended in 2009 to excuse performance by the Company in the event that performance under the agreement would result in a violation of Section 111 of EESA, as amended by ARRA and supplemented by applicable regulations, or any other applicable provision of law.  Generally, the Company is prohibited from making payments upon severance or a change in control to the senior executive officers and the next five most highly compensated employees, unless the payment is for services already performed or benefits already accrued.  The payments to these officers upon severance or a change in control are prohibited while the US Treasury owns any of the Company’s preferred stock.

Summary Compensation Table

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings1		All Other Compensation2		Total

W. Bibb Lamar, Jr.
President and Chief	2009	$350,000			$111,093		$37,211		$498,304
Executive Officer	2008	350,000			99,760		31,029		480,789
(Principal Executive Officer)	2007	350,000			135,827		39,737		525,564

F. Michael Johnson	2009	$178,000			$208,930	3	$25,925		$412,855
Chief Financial Officer	2008	178,000			54,618		24,690		257,308
(Principal Financial Officer)	2007	178,000			164,150		26,659		368,809

Michael D. Fitzhugh	2009	$188,000			$45,517		$34,015	4	$267,532
Executive Vice President	2008	188,000			14,912		42,270	4	245,182
	2007	188,000			32,142		46,979	4	267,121

Bruce C. Finley, Jr.	2009	$165,000			$123,980		$22,335		$311,315
Executive Vice President	2008	165,000			48,356		23,556		236,912
	2007	145,000			99,362		16,482		260,814

Edward T. Livingston	2009	$175,000			$30,179		$20,235		$225,414
Executive Vice President	2008	175,000			22,439		19,553		216,992
	2007	145,000		23,563	19,155		19,058		206,776

1 Change in pension value only.  The value reported in the column does not represent compensation paid to our named executive officers. The amount represents the increase in the values of the executive’s retirement plan benefit and supplemental plan benefit, if applicable.  Key factors in calculating the value include additional years of service earned and the passage of time and interest rate considered in determining the increase in pension value for the year.  The benefits are based on current pay and current IRS limits.  The actual amount of any lump sum pension benefit or pension benefit payments can not be determined until actual retirement and will be determined based on the interest rates in effect at that time.

2 Other compensation includes dividends paid on unvested restricted common stock, certain dues and club memberships, the Company’s matching of contributions to the 401(k) plan, taxable life insurance, and the taxable amounts for use of Company-owned automobiles. Company matching of 401(k) plan contributions were $15,679 for Mr. Lamar, $8,010 for Mr. Johnson, $8,460 for Mr. Fitzhugh, $7,425 for Mr. Finley and $7,663 for Mr. Livingston in 2009;  $13,374 for Mr. Lamar, $8,010 for Mr. Johnson, $8,460 for Mr. Fitzhugh, $7,000 for Mr. Finley and $8,485 for Mr. Livingston in 2008; $16,882.82 for Mr. Lamar, $9,846 for Mr. Johnson, $9,890 for Mr. Fitzhugh, $7,740 for Mr. Finley and $7,882 for Mr. Livingston in 2007.

3 The change in pension value for Mr. Johnson for 2009 reflects a correction in the total years of vested retirement benefit service from 35 years to 37 years.

4	Mr. Fitzhugh was paid $14,000 in 2009, $24,000 in 2008, and $26,400 in 2007 as a housing allowance due to relocation.

Outstanding Equity Awards at 2009 Fiscal Year-End

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Option Exercise Price	Expiration Date	Grant Date	Number of Shares of Stock That Have Not Vested1	Market Value of Shares2 That Have Not Vested

W. Bibb Lamar, Jr.	07/21/2004	10,000	$17.23	07/21/2014	01/24/2007	5,000	$14,350
	02/20/2001	10,080	11.31	02/20/2011
	01/18/2000	5,000	11.91	01/18/2010

F. Michael Johnson	07/21/2004	4,000	$17.23	07/21/2014
	02/20/2001	5,180	11.31	02/20/2011
	01/18/2000	2,000	11.91	01/18/2010

Michael D. Fitzhugh	07/21/2004	4,000	$17.23	07/21/2014
	02/20/2001	5,180	11.31	02/20/2011
	01/18/2000	1,500	11.91	01/18/2010

Bruce C. Finley, Jr.	07/21/2004	4,000	$17.23	07/21/2014
	02/20/2001	1,000	11.31	02/20/2011

Edward T. Livingston	03/17/2004	10,000	$17.19	03/17/2014
	01/28/2003	5,000	11.68	01/28/2013

1 Unvested restricted stock vests three years from the date of grant. Shares granted on 01/24/2007 vested on 01/24/2010.

2 Based on closing price of $2.87 on December 31, 2009.

2009 Option Exercises and Stock Vested

	Stock Awards
Name	Number of Shares That Vested	Value Realized on Vesting1
W. Bibb Lamar, Jr.	8,000	$78,560
F. Michael Johnson	4,000	39,280
Michael D. Fitzhugh	4,000	39,280
Bruce C. Finley, Jr.	2,000	19,640
Edward T. Livingston	1,000	9,820

1 Value based on common stock closing price of $9.82 on the date of vesting, January 18, 2009.

2009 Pension Benefit Table

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefit	Payments During the Last Fiscal Year

W. Bibb Lamar, Jr.	Retirement Plan for Employees of BancTrust Financial Group, Inc.
		21		$812,125	$0.00
	Bank Supplemental Plan			328,614	$0.00
	Total	41		$1,140,739	$0.00

F. Michael Johnson	Retirement Plan for Employees of BancTrust Financial Group, Inc.
		24		$802,772	$0.00
	Bank Supplemental Plan			236,742	$0.00
	Total	37	1	$1,039,514	$0.00

Michael D. Fitzhugh	Retirement Plan for Employees of BancTrust Financial Group, Inc.
		11		$190,620	$0.00

Bruce C. Finley, Jr.	Retirement Plan for Employees of BancTrust Financial Group, Inc.
		21		$479,537	$0.00
	Bank Supplemental Plan			113,658	$0.00
	Total	34		$593,195	$0.00

Edward T. Livingston	Retirement Plan for Employees of BancTrust Financial Group, Inc.	7
				$118,525	$0.00

_______________________________________________________________________________________________________________________________________________________________________________________
1 The total pension value as of December 31, 2009 for Mr. Johnson reflects a correction in the total years of vested retirement benefit service from 35 years to 37 years.

The present value of accumulated benefit was determined using a 5.67% discount rate, the RP-2000 Combined Mortality Table, the greater of normal retirement age or age on the evaluation date and no incidence of disability.

The Retirement Plan for Employees of BancTrust Financial Group, Inc. provides generally for a monthly benefit commencing at age 65 equal to one twelfth of one percent of the employee’s average yearly compensation over the five consecutive calendar years during the last ten calendar years when the employee’s compensation was highest, multiplied by years of credited service, not to exceed forty years. Average yearly compensation is defined as wages, salary, bonus, commissions, overtime and any other special compensation. Alternative plan formulas may apply to certain participants who participated in predecessor pension plans, including Mr. Lamar, Mr. Johnson and Mr. Finley. These alternative formulas may result in a greater benefit to the participant. Generally, the applicable formula cannot be determined until retirement.

The alternative plans include The Bank of Mobile Pension Plan in effect as of December 31, 1994 and the First National Bank Employee’s Pension Plan in effect as of December 31, 1994.  The Bank of Mobile Pension Plan provides for a monthly benefit commencing at age 65 equal to one percent of the employee’s average monthly base compensation during the highest sixty consecutive months out of the 120 months preceding retirement, plus .65% of average monthly base compensation in excess of $833.33, multiplied by years of credited service, not to exceed thirty years. Employee’s average monthly base compensation is determined by dividing the annual wages, salary, bonus, commissions, overtime and other special compensation by twelve. Alternative plan formulas, in some situations, might produce a greater benefit. Joint and survivor benefits would be less. Social Security benefits do not affect payment made under The Bank of Mobile Pension Plan. The First National Bank Employee’s Pension Plan provides for an annual benefit commencing at age 65 equal to 1.5% of the final coverage compensation multiplied by years of service. Final coverage compensation is defined as earnings, including wages, salary, bonus, commissions, overtime and any other special compensation over the five consecutive calendar years out of the last ten consecutive years that produces the highest average. Joint and survivor benefits would be less.

The Peoples BancTrust Company, Inc. Pension Plan provides its participants a monthly single-life annuity equal to 1.00% of final average monthly compensation multiplied by  years of credited service, plus .65% of final average monthly compensation in excess of Covered Compensation (as defined by the plan) multiplied by years of credited service (up to 35 years). Participants in The Peoples BancTrust Company, Inc. Pension Plan age 55 or older with 10 years of vesting service may retire prior to age 65 with a reduced benefit. New or rehired employees beginning employment after August 21, 2007, the date of plan closing, are not eligible to participate in the plan.

The Bank maintains a Supplemental Executive Retirement Plan designed to supplement the benefits payable under the Company’s pension plan described above for certain key employees selected by the Bank’s Board of Directors. Each participant was a participant in a pension plan of another bank prior to his employment by the Bank, and the Supplemental Plan is designed to afford the participant the same pension he would receive under the Company’s pension plan if he were given years of service credit as if employed by the Bank for his entire banking career, reduced by benefits actually payable to him under the Company’s pension plan and any retirement benefit payable to him under any plan of another bank. Benefits for total and permanent disability are supplemented in the same manner. Because the Supplemental Plan is intended to complement benefits otherwise available to the participants, the exact amounts to be paid, if any, to any participant, including Mr. Lamar, Mr. Johnson and Mr. Finley, cannot be determined until retirement or disability. Mr. Fitzhugh and Mr. Livingston do not participate in this plan. In 2008, we recognized a liability, based on what we believe were reasonable estimates, related to this plan, and we have continued to accrue for changes to the projected benefit obligation under this plan.

Other Potential Post-Employment Payments

Upon resignation without cause or termination for cause, a senior executive officer is not entitled to any payment or benefit beyond those afforded to employees upon termination or resignation. Salaries would be paid through the date of resignation or termination, payable on the next regularly scheduled pay date. Insurance and other special benefits would terminate on the date of resignation or termination. Employees are advised of their benefits under COBRA continuation coverage. Unvested restricted stock would be forfeited. Exercisable stock options would be forfeited upon termination or resignation if not exercised prior to the effective date of the resignation. Non-equity incentive compensation would not be paid if termination or resignation is prior to the date payment is made by the Company.

Involuntary terminations, due to consolidations, acquisitions, mergers, realignments, reorganizations, or other business-related changes, may result in the Company providing compensation to employees, including the senior executive officers, who are being involuntarily terminated during the transition period. Severance pay is designed to provide assistance in bridging any unemployment period, not as a reward for past service. Employees, including the senior executive officers, whose termination qualifies as a qualifying termination under our severance policy, will be notified sixty days in advance of the elimination or reduction of a job position. Qualifying terminations include job elimination, reduction-in-force, acquisition or merger (not divestiture) and reorganization or realignment. For qualifying terminations, any regular full-time and regular part-time employee, including the senior executive officers, of the Company or its subsidiaries will be paid for two weeks per full year of service subject to certain minimum and maximum levels for the employee’s pay grade level. Severance pay is computed on the basis of current base compensation and is paid in a lump sum, minus applicable taxes, in accordance with Internal Revenue Code Section 409A. The maximum amount of severance to be paid to any officer or non-officer of the Company is 52 weeks, unless the employee has previously entered into a different severance agreement with the Company. For senior executive officers whose position is eliminated under a “triggering event” as defined in the executive’s change in control agreement, the senior executive officer would be compensated as defined by the change in control agreement and not through regular severance benefits.  Payments to our senior executive officers and our next five most highly compensated employees for severance or a triggering event under a change in control agreement are prohibited during the period in which the United States Treasury owns our preferred stock unless the compensation is for services already rendered or for benefits already accrued.

Upon normal retirement, the executive officer is entitled to receive his defined benefit pension obligation and pro rata vested restricted stock shares. Pension benefits may be paid in a lump sum under certain circumstances. The executive may also receive all or a pro rata short-term incentive payment if approved by the Board of Directors. Options held may be exercised within ninety days of retirement by the executive. In the case of Mr. Lamar, Mr. Johnson and Mr. Finley, the officer may also be entitled to retirement benefits payable under a non-qualified supplemental executive retirement plan.

Assuming a normal retirement age and retirement at December 31, 2009, the named executives would have been entitled to the following in addition to their defined benefit pension plan and supplemental retirement plan payments where applicable:

Name	Value of Pro Rata Vested Restricted Stock Shares1
W. Bibb Lamar, Jr.	$13,070
F. Michael Johnson	0
Michael D. Fitzhugh	0
Bruce C. Finley, Jr.	0
Edward T. Livingston	0

1Value based on closing price of $2.67 as of December 31, 2009.

Upon permanent disability, the executive officer is entitled to receive long-term disability benefits and pro rata vested restricted stock shares. Our disability plan allows a monthly benefit for a permanently disabled employee until the employee reaches age 65 or normal retirement age. An employee who becomes permanently disabled, upon or after reaching age 65, receives a monthly disability benefit for a reduced period, not to exceed 60 months. The monthly benefit for the senior executive officers is $10,000. The term of payment is dependent upon the executive’s age at the time of permanent disability. The executive may also receive all or a pro rata short-term incentive payment if approved by the Board of Directors. Options held may be exercised within 12 months of the permanent disability date.

Assuming permanent disability at December 31, 2009, the named executives would have been entitled to the following:

Name	Monthly Long- Term Disability Payment1	Maximum Benefit Period2	Value of Pro Rata Vested Restricted Stock Shares3

W. Bibb Lamar, Jr.	10,000	21	$13,070
F. Michael Johnson	10,000	30	0
Michael D. Fitzhugh	10,000	60	0
Bruce C. Finley, Jr.	10,000	48	0
Edward T. Livingston	10,000	36	0

1 Monthly benefits are payable until age 65 or normal retirement age, whichever is later, or for a shortened period not to exceed 60 months for disability occurring while employed after age 65. Normal retirement age is social security normal retirement age.

2 Maximum benefit period is based on the employee’s age at disability and is reported as total months payable.

3 Value based on closing price of $2.67 on December 31, 2009.

Upon death, the executive officer’s estate is entitled to receive Company-provided life insurance benefits and a pro rata portion of unvested restricted stock shares. Life insurance proceeds may be increased if death is due to an accident while traveling on company business or is caused by an accident. The executive may also receive a full or pro rata short-term incentive payment if approved by the Board of Directors. Options held may be exercised within 12 months of the date of death.

Assuming a December 31, 2009 date of death not caused by an accident, the named executives’ estates would have been entitled to the following:

Name	Life Insurance Proceeds		Value of Pro Rata Vested Restricted Stock Shares1

W. Bibb Lamar, Jr.	$195,000	2	$13,070
F. Michael Johnson	300,000		0
Michael D. Fitzhugh	300,000		0
Bruce C. Finley, Jr.	300,000		0
Edward T. Livingston	300,000		0

1 Value based on closing price of $2.67 on December 31, 2009.
2 The life insurance benefit proceeds are reduced by 35% at age 65 and an additional 15% at age 70.

Unvested restricted stock vests immediately upon a change in control. A change in control is defined, under the Company’s 2001 Incentive Compensation Plan, as any exchange of the outstanding shares of common stock in connection with a merger, consolidation, or other reorganization of or involving the Company, or the sale by the Company of all or a portion of its assets, for a different number or class of shares of stock or other securities of the Company or shares of the stock or other securities of any other corporation. The Company must give thirty days written notice of a change in control to allow for the exercise of outstanding options. Options that are not exercisable immediately prior to the change in control will become exercisable upon the change in control. Non-equity incentive compensation may be awarded either in full or pro rata with approval by the Board of Directors.

The Company’s change in control agreements, including those with our senior executive officers and our next five most highly compensated employees, were amended in 2009 to excuse performance by the Company in the event that performance under the agreement would result in a violation of Section 111 of EESA, as amended by ARRA and supplemented by applicable regulations, and any other applicable provisions of law.  Generally, the Company is prohibited, while the US Treasury holds its preferred stock, from making payments upon severance or a change in control to the senior executive officers and the next five most highly compensated employees, unless the payment is for services already performed or benefits already accrued.

Assuming a change in control, followed by a triggering event, as of December 31, 2009, the Company would have been prohibited from paying a Change in Control benefit to the senior executive officers.

Report of Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors of BancTrust Financial Group, Inc. has reviewed and discussed Management’s Compensation Discussion and Analysis with management. Based on our review and discussions, we recommended to the Board of Directors that Management’s Compensation Discussion and Analysis be included in BancTrust’s Proxy Statement for its 2010 Annual Meeting and in its Annual Report on Form 10-K for the year ended December 31, 2009.

The Compensation Committee of the Board of Directors of BancTrust Financial Group, Inc. certifies that:

▪
We have reviewed with the senior risk officers the senior executive officer compensation plans and have made all reasonable efforts to ensure that these plans do not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of the Company.

▪	We have reviewed with the senior risk officers the employee compensation plans and have made all reasonable efforts to limit any unnecessary risks that these plans pose to the Company.

▪
We have reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

The Company entered into a Securities Purchase Agreement with the United States Treasury, whereby the United States Treasury purchased preferred stock and received warrants to purchase common stock in the Company through the Capital Purchase Plan of the Troubled Asset Relief Program (“TARP”).   On June 10, 2009, the United States Department of the Treasury issued its Interim Final Rule on TARP Standards for Compensation and Corporate Governance.

We have implemented features in our compensation programs to comply with these rules as follows:

▪
We have limited payment or accrual of bonuses to our five most highly compensated employees.  The five most highly compensated employees may, but do not necessarily, include all of the senior executive officers of the Company.

▪	We adopted a policy to prohibit the payment of bonuses or golden parachute payments that are prohibited by Section 111 of EESA, as amended, or the Interim Final Rule.

▪
We amended our existing change in control agreements to excuse performance in the event that the performance under the change in control agreement would result in violation of Section 111 of EESA, as amended by ARRA, the Interim Final Rule, or any other applicable provision of law.

▪
We adopted a clawback policy that allows for the recovery of any bonuses paid based on materially inaccurate financial statements or performance criteria to our senior executive officers and our next twenty most highly compensated employees.

▪	We adopted a Luxury Expenditure Policy which may be found on our web site at www.banktrustonline.com by following the “Investor Relations” tab and then clicking on “Corporate Governance.”

▪	We adopted a policy prohibiting payments to cover taxes due on compensation and perquisites to senior executive officers and the next twenty most highly compensated employees.

On September 11, 2009, each of our senior executive officers entered into a letter agreement with the Company for the purpose of amending his compensation, bonus, incentive, and other benefit plans, arrangements and agreements in order to comply with executive compensation and corporate governance requirements of Section 111(b) of the EESA, the ARRA and the applicable regulations.

Required Risk Analysis of Compensation Plans to All Employees by the Compensation Committee

Management identified for the Compensation Committee the Company’s senior executive officers, its next twenty most highly compensated employees and the Company’s five most highly compensated employees.  The Compensation Committee reviewed all compensation plans of the Company.  The Compensation Committee reviewed with the senior risk officers of the Company the Company’s compensation arrangements with its senior executive officers early in 2009 and reviewed all compensation arrangements of the Company with the Company’s senior risk officers prior to year-end.  The Company’s compensation arrangements were reviewed to ensure that the objectives of the plans do not motivate the covered employees to take unnecessary or excessive risk or manipulate reported earnings.

The Committee reviewed the overall compensation structure, particularly the compensation structure of the senior executive officers, the next twenty most highly compensated employees, and the five most highly compensated employees, as the overall compensation structure relates to risk-management practices and risk-taking incentives.  The Committee’s review included a review to determine if the percentage of fixed compensation was sufficient to discourage the employee from taking unnecessary or excessive risk or manipulate reported earnings to obtain incentive compensation, and to ensure that employees’ incentive compensation is tied to the Company’s long-term performance goals.  In conducting the review, the senior risk officers identified the areas of risk typically associated with the financial services industry, including credit risk, interest rate risk, price risk, liquidity risk, transaction or operational risk, compliance risk, strategic risk and reputation risk. The Committee reviewed each key element or performance criteria of the compensation plans to determine what risk may be impacted by the performance requirements.  The Committee determined that performance criteria that could have resulted in an employee taking unnecessary or excessive risk related to credit quality of assets within our portfolios, to interest income or interest expense, and to our overall liquidity were the most significant compensation risks for the company in 2009.

The Compensation Committee review identified the following divisions and programs within the Company in which incentive compensation is a critical component:  the Trust and Wealth Management Commission Program, incentive compensation programs of the non-traditional bank products division, incentive compensation programs for the mortgage departments, and the Service and Sales Culture Performance program.

The Committee determined that these plans were designed with an appropriate combination of objectives and safeguards to deter unnecessary and excessive risk-taking and the manipulation of reported earnings.  Employees eligible to receive sales commissions under the Trust and Wealth Management Commission Program include those department employees charged with business development responsibilities.  All employees are eligible to receive a referral commission under the plan.  A new account is not eligible for a commission payment until a minimum fee is generated over a period of time.

The Company has established a sales culture for all employees that emphasizes origination of new accounts and cross-selling of bank products to new and existing customers.   Products are assigned a point value under the Service and Sales Culture Performance program.  Points are awarded to employees for new business or cross-sells to an existing or new customer.  The program includes restrictions on payments for maximum points earned in a category, a requirement that accounts be fully funded and have met minimum requirements, and penalties if an account is closed within the same month it is opened.  The Service and Sales Culture Performance program also allows management the right to reserve payment under the plan.

The non-traditional bank products incentive programs and the mortgage commission incentive program are performance-based.  Employees covered under these programs are compensated on a either a salary plus commission basis or on a commission only basis.  Employees are compensated based on new business originated, typically on a short-term periodic basis, such as monthly.  These types of compensation arrangements are customary within our industry for employees in these areas and are considered short-term.

The Compensation Committee reviewed other factors of our compensation plans including the percentage of overall compensation that is fixed and the percentage that is tied to variable elements.  The Committee determined that the Company’s compensation arrangements include sufficient base salaries or fixed compensation as a percentage of total compensation to retain employees and incent a high level of performance while discouraging unnecessary and excessive risk-taking or the manipulation of reported earnings.  The programs are designed to limit employees’ reliance on performance-based compensation elements and to include safeguards that prohibit payments based on other than meaningful performance.  Restricted stock grants include vesting periods of three to five years.  The Committee believes that employee ownership of unvested stock is an incentive to remain with the Company and to focus on all elements of Company performance that influence medium and long-term share price appreciation, including losses attributable to the most significant risks facing the Company.  The Committee believes that granting restricted stock with medium or long-term vesting periods aligns our employees’ interests with the interests of our shareholders.

The Compensation Committee Charter contains a look-back provision which allows the Committee to make recommendations for incentive compensation payouts based on current market and economic conditions, as well as, recommendations to reduce or withhold payments if the Committee feels that an employee has taken unnecessary or excessive risks.

For 2009, neither management, the Board nor the Compensation Committee engaged a compensation consultant to assist in evaluating executive compensation.  In early 2010, the Compensation Committee engaged Blanchard Chase to review the compensation of ten key executives of the Company and to review certain incentive compensation plans.  The review will provide peer group data for publicly traded companies of similar asset size and regional location, as well as peer group data by companies participating in the CPP of the TARP.  The Committee has requested proxy analysis of total compensation for the ten executive officers, including base salary, annual cash incentives, equity compensation and benefits and perquisites.  Supplemental industry data will be provided to assess base salary and cash compensation levels at the 25th, 50th and 75th percentile.  Blanchard Chase has been engaged to summarize annual and long-term incentive award opportunity levels for these ten executives based on market research and to provide market data on the prevalence of executive benefits and perquisites.  Blanchard Chase has also been asked to review the Company’s long-term incentive plan and the annual incentive plan for commercial lenders of the Bank as compared to industry best practices and the current regulatory environment.  The Committee has requested recommendations on plan payouts, incentive criteria, risk assessment and structure.

We will continue to review and assess our responsibilities with respect to executive compensation under EESA, ARRA, the regulations issued thereunder and the corporate governance and executive compensation standards of the Securities and Exchange Commission and the Nasdaq Stock Market.  We intend to fully comply with any additional limitations or requirements for as long as they are applicable.

Dennis A. Wallace, Chairman
Stephen G. Crawford
John H. Lewis, Jr.
Harris V. Morrissette

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 (“ARRA”) was signed into law. ARRA revised Section 111(e) of the Emergency Economic Stabilization Act (“EESA”) to require any recipient of funds in the Troubled Assets Relief Program (the “TARP”), such as BancTrust, to permit a separate non-binding shareholder vote at its annual meeting to approve the compensation of executives.

This proposal gives you as a shareholder the opportunity to communicate to the Company whether you approve or disapprove of the Company’s executive compensation practices. Under the ARRA, your vote is advisory and will not be binding upon our Board of Directors. However, the Compensation Committee and Board of Directors may, in their sole discretion, take into account the outcome of the vote when considering future executive compensation arrangements.

We have refocused our compensation programs as part of a comprehensive effort to control costs and maximize shareholder return.  We have focused our compensation packages for the senior executive officers on competitive base salaries comparable to the median of our peer group, long-term equity incentive compensation and retirement and other benefits. We encourage you to closely review our Compensation Discussion and Analysis and the tabular disclosures which follow it. We are also required, in many cases, to disclose in the executive compensation tables accounting or other non-cash estimates of future compensation. Because of this, we encourage you to read the footnotes and narratives which accompany each table in order to understand any non-cash items.

The Board of Directors recommends a vote FOR Proposal 2 - Advisory vote to approve our executive compensation arrangements.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dixon Hughes PLLC served as BancTrust’ independent registered accounting firm in 2009. Our contract with Dixon Hughes was a one year contract. The Audit Committee has selected Dixon Hughes as our independent registered public accounting firm and principal accountants for 2010, subject to the negotiation of the terms of another one year contract.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Dixon Hughes for the audit of BancTrust’s Annual Financial Statements for the year end December 31, 2009 and December 31, 2008, and fees billed for other services rendered by Dixon Hughes during the period.

	2009	20081
Audit Fees	$402,000	$454,140
Audit-Related Fees	7,230	900
Tax Fees	0	0
All Other Fees	0	0
Total	$409,230	$455,040

1 $79,750 in audit and audit-related fees were paid to KPMG LLP in 2008 in connection with the first quarter review procedures, audit planning prior to dismissal and consents to be filed with registration statements and the Company’s annual report on Form 10-K and are not included in the table.

Audit fees consisted of audit work performed relating to the audit of consolidated financial statements and internal controls relating to financial reporting, quarterly reviews, consents, attest services required by statute or regulation (FDICIA report) and review of 1933 Act registration statements. Audit-related fees consisted primarily of accounting consultations. Tax fees consist principally of tax consultation and preparation of tax returns. All audit-related services were pre-approved by the Audit Committee, which concluded that the provision of such services was compatible with the maintenance of Dixon Hughes’ or KPMG’s, as applicable, independence.

The Audit Committee pre-approves, by resolution, the type and amount of audit, audit-related, tax and all other services to be performed by the Company’s independent auditor. The term of such approvals is for 12 months from the date of pre-approval, unless otherwise specified. The Audit Committee Chairman has the authority to approve the engagement of the independent auditor to provide non-audit-related services as permitted to the extent that such non-audit services are not pre-approved as set forth by the Committee’s policy, and if the engagement is less than $10,000. The Chairman reports, for informational purposes only, any pre-approval of non-audit services under the Company’s pre-approval policy at the Audit Committee’s next scheduled meeting after approval.

Dixon Hughes will have representatives present at the annual meeting to respond to appropriate questions and to make a statement if they so desire.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Board of Directors unanimously recommends that shareholders vote FOR the ratification of the selection of Dixon Hughes PLLC as the independent registered public accounting firm of BancTrust Financial Group, Inc. for the 2010 fiscal year.  The affirmative vote of the holders of a majority of shares in person or that are represented by proxy at the Annual Meeting of Shareholders will be necessary for the approval of this proposal.

The Board of Directors recommends a vote FOR Proposal 3 – Ratification of selection of independent registered public accounting firm.

AMENDMENT TO THE ARTICLES OF INCORPORATION

Description of the Amendment

The Board of Directors has unanimously approved and is submitting to the shareholders for their approval and adoption a proposed amendment to BancTrust’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock, $.01 par, from 50,000,000 shares to 100,000,000 shares. The Board has declared the proposed amendment advisable and recommends that shareholders vote “FOR” the proposed amendment. A copy of the proposed amendment is included as Appendix A to this Proxy Statement.

Background

BancTrust’s Amended and Restated Articles of Incorporation currently authorize issuance of 50,000,000 shares of common stock, $.01 par, and 500,000 shares of Preferred Stock, no par value. At March 20, 2010, 17,686,343, shares of common stock were outstanding, an additional 95,527 shares of common stock were issuable pursuant to outstanding options under the Company’s 1993 Incentive Compensation Plan (the “1993 Plan”) and its 2001 Incentive Compensation Plan (the “2001 Plan”), and 1,406,652 shares of common stock were reserved for future issuance under the 1993 Plan, 2001 Plan, the dividend reinvestment plan and the warrant issued to the U.S. Treasury to purchase shares of the Company’s common stock. At March 20, 2010, there were 255,560 shares of common stock held as treasury stock. As of the same date there were 50,000 shares of the Preferred Stock outstanding.

The Board of Directors is empowered, without further action by the shareholders, to issue the remaining authorized but unissued shares of common stock and to provide for the terms of and to issue. Such shares may be issued at any time or from time to time upon the authorization of the Board of Directors, in each case subject only to the rules of the NASDAQ Global Select Market. If the proposed amendment is approved by the shareholders, the proposed amendment will become effective upon the filing of the Articles of Amendment with the Office of the Judge of Probate, Mobile County, Alabama. Upon effectiveness, the Board of Directors will be empowered, without further action by the shareholders, to issue an additional 50,000,000 shares of common stock for such purposes and for such consideration as the Board may approve, subject only to the rules of the NASDAQ Global Select Market. The newly authorized shares of common stock will have the same rights as are associated with the currently authorized common stock, and will be subject to the rights of the holders of shares of preferred stock to the same extent as currently authorized common stock.

Reasons for the Proposed Amendment

BancTrust’s liquidity, on an unconsolidated basis, is dependent on the holding company’s ability to pay its commitments as they come due. BancTrust’s most significant recurring commitments consist of interest payments on debt obligations, dividends on the preferred stock held by the U.S. Treasury and operating costs. BancTrust typically relies on dividends from the Bank to fund these payments. The Bank is currently unable to pay dividends without regulatory approval.  In addition, we are unable to declare dividends on our preferred stock held by the U.S. Treasury without prior approval from the Federal Reserve Bank of Atlanta. The Bank requested and received permission to pay a dividend in the amount of $2 million to BancTrust in the first quarter of 2010, and we have, to date, been able to obtain Federal Reserve approval for the declaration of dividends on our preferred stock held by the U.S. Treasury.  Management plans to request approval for additional Bank and holding company dividends as needed during the year. As long as the Bank remains classified under regulatory guidelines as well capitalized, we expect to be able to obtain approval for the Bank to make dividend payments sufficient to enable BancTrust to meet its commitments. We also expect to be able to obtain Federal Reserve approval to declare dividends on our preferred stock.  However, we cannot provide assurance that the applicable regulatory agencies will grant our requests in full or in part, and even if they continue to do so the Board of Directors may determine that it would be in the best interests of the Company to redeem the preferred stock and eliminate the preferred stock dividend each quarter.

Additionally, BancTrust’s $20 million note payable secured by the stock of the Bank matures in October of 2010. In order to satisfy this obligation, BancTrust must either complete an equity offering prior to maturity in a sufficient amount to enable repayment, renew the note payable or obtain a new loan. The FDIC as Receiver for Silverton Bank, N.A. is the holder of the note payable, and any renewal of the note would require FDIC approval. In addition, we are currently required to obtain approval from the Federal Reserve Bank of Atlanta prior to incurring additional debt or modifying or refinancing the terms of existing debt.  We believe that completing an equity offering sufficient to repay the note is the best option at this time; however, we will seek FDIC and Federal Reserve approval for a renewal of the note if the capital markets are not receptive to such an offering by October 2010.  We intend to also pursue a new loan, the proceeds of which would be used to repay the FDIC as Receiver for Silverton Bank; however, we believe obtaining such a loan in the near term on acceptable terms is unlikely based on current banking industry and economic conditions and our recent financial performance.   Management will continue to analyze its options for repayment, renewal or replacement of this note payable over the ensuing months and undertake what it deems to be the Company’s best available course of action within the required timeframe.

BancTrust has sufficient authorized but unissued common stock to fulfill its obligations under the 1993 Plan, the 2001 Plan incentive compensation plans and the warrant issued to the U.S. Treasury without the increase in the authorized shares, but it currently has only 30,734,536 shares of common stock authorized that are not outstanding or reserved for future issuance under the 1993 Plan, the 2001 Plan, the dividend reinvestment plan or the warrant.  Depending on the trading price of our common stock at the time we conduct a capital raising transaction, this number of shares may not be sufficient to meet our capital needs at that time.  The lower the trading price of the Company’s common stock at the time of the capital raising transaction, the greater the number of shares we will need available to issue in that transaction.

The Board of Directors believes that the availability of increased shares of common stock will provide BancTrust with needed flexibility in effecting possible future financings and acquisitions, including future financings to enable us to redeem the preferred stock and/or to repay the note payable held by the FDIC as Receiver for Silverton Bank.  Such increase will also give us flexibility in meeting other corporate needs that may arise. However, given the current depressed conditions in the real estate and credit markets, and the impending maturity of the note payable, the Company’s management and Board of Directors believe that it is prudent and advisable for the Company to increase the number of authorized shares now to provide the Company with added flexibility to raise additional capital through a variety of possible transactions. Management is unable at this point to describe a specific capital raising transaction in which it plans to engage using shares made available through the proposed amendment. However, the Company is continuing to explore all means available to it, including various capital raising alternatives, to protect and assure its continuing financial strength in these difficult times. Management has no specific plans for the use of proceeds from a capital raising transaction, if one is conducted, but the proceeds of any such transaction could be used either for general corporate purposes or for specific purposes such as redemption of the preferred stock or repayment of the note payable.  If the proposed amendment is approved at the special meeting, the Company could issue shares of common stock without further shareholder approval in one or more transactions that could be dilutive to existing shareholders. Any such transaction could occur promptly following shareholder approval of the proposed amendment as conditions at that time may warrant or permit.

In addition to possible use in a capital raising transaction, additional authorized shares of common stock would be available for general corporate purposes, including but not limited to stock dividends or stock splits, future mergers or acquisitions, a future public offering or private placement, and stock option or other stock benefit or ownership plans.  The Board of Directors does not intend to issue any additional shares of capital stock except on terms which the Board of Directors deems to be in the best interests of BancTrust and its shareholders. Although BancTrust currently has no specific plans, intentions, arrangements or understandings regarding specific acquisitions, BancTrust may consider acquisition opportunities as they become available.

Possible Anti-Takeover Effects of the Amendment

The proposed amendment to the Articles of Incorporation is not being recommended in response to any specific effort of which BancTrust is aware to obtain control of the Company, and the Board of Directors does not intend or view the proposed increase in authorized common stock as an anti-takeover measure. However, the ability of the Board of Directors to authorize the issuance of the additional shares of common stock that would be available if the proposed amendment is approved could have the effect of discouraging or preventing a hostile takeover.

No Preemptive Rights

The holders of BancTrust’s common stock and preferred stock have no preemptive rights to subscribe to any future issues of the common stock.

Vote Required

The approval of the proposed amendment requires the affirmative vote of a majority of shares of common stock and preferred stock, voting together as a single voting class. In the event that the proposed amendment is not approved by our shareholders at the special meeting, the current Amended and Restated Articles of Incorporation, as previously amended, will remain in effect.

PROPOSAL 4

INCREASE IN THE NUMBER OF AUTHORIZED COMMON STOCK SHARES

The Board of Directors unanimously recommends that shareholders vote “FOR” the approval and adoption of the proposed amendment to the Articles of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000 shares.

The Board of Directors recommends a vote FOR Proposal 4- Increase in the number of authorized shares of common stock.

PROPOSAL 5

OTHER MATTERS

Management currently does not know of any other matters to be presented at the meeting.

Communications Between Shareholders and the Board of Directors

Pursuant to a policy of BancTrust’s Board of Directors, shareholders wishing to communicate with BancTrust’s Board of Directors, either individually or as a group, should address correspondence in care of:

Secretary, BancTrust Financial Group, Inc.
100 St. Joseph Street
Mobile, Alabama 36602.

The communication will be forwarded to the individual board member or to the entire Board as appropriate. Shareholders may also contact the Board of Directors through the internet at http://investor.banktrustonline.com/contactboard.cfm.

Shareholder Proposals

Shareholder proposals intended to be submitted for consideration at the 2011 Annual Meeting of the Shareholders of BancTrust must be submitted in writing to and received by the Secretary of BancTrust not later than December 15, 2010, to be included in BancTrust’s proxy statement and form of proxy relating to that meeting. The named proxies for the 2011 annual meeting will have discretionary voting authority with respect to any shareholder proposal not received in writing by February 28, 2011, and they will exercise their authority in accordance with the recommendations of BancTrust’s Board of Directors.

Enclosures
April 14, 2010

F. Michael Johnson
Executive Vice President,
CFO and Secretary

BancTrust Financial Group, Inc.

Code of Ethics
Approved by the Audit Committee of BancTrust Financial Group, Inc. on February 22, 2010
Approved by the Board of Directors of BancTrust Financial Group, Inc. on February 23, 2010

Scope

The Code of Ethics shall apply to each director, officer and employee (collectively, “Employees”) of BancTrust Financial Group, Inc. (the “Company”), and its affiliates, currently BankTrust and its subsidiary BancTrust Financial Services, Inc. (together with any other direct or indirect subsidiary of the Company now or at any time in the future, the “Affiliates”).

Introduction

“Code of Ethics” is defined by the Sarbanes-Oxley Act as a written standard that is reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in the periodic reports to be filed by the Company; and

•	Compliance with applicable governmental laws, rules and regulations.

A “Code of Ethics” should also promote:

•	The prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code;

•	Full, fair, accurate, timely and understandable disclosure in other public communications made by the Company; and

•	Accountability for adherence to the rules and principles set forth in the Code of Ethics.

The Company requires and expects each director, officer and employee of the Company and its Affiliates to advocate and adhere to the following rules and principles governing their professional and ethical conduct in the fulfillment of their respective responsibilities. Failure to do so may result in corrective action up to and including removal from your office or position or termination of your employment.

CODE OF ETHICS

Honest and Ethical Conduct

Legal and Ethical Standards

The Employees of the Company and its Affiliates will adhere to the highest legal and ethical standards applicable to the business of the Company.

A.	Business will be conducted in strict observance of both the letter and the spirit of this Code of Ethics and applicable law, whether local, state, federal or foreign.

B.
In all situations, including those where there are no applicable legal principles or the law is unclear or conflicting, business will be conducted in such a manner that the Company and its Affiliates will not be embarrassed if the full facts are disclosed.

C.	The integrity of our institution and people is of utmost importance. Even the appearance of legal or ethical impropriety will be avoided.

Confidential and Insider Information

Non-public information obtained from customers and suppliers, as well as such information generated internally with respect to customers, suppliers, employees and the Company’s own affairs, will be safeguarded and will not be used or disclosed except in the proper conduct of our business. The Company and its Affiliates have adopted policies establishing standards for the Employees of the Company and its Affiliates in the collection, use and security of customer information.

A.	Disclosure of confidential information within the Company will be restricted to those having a proper need for such information.

B.
The Company and its Affiliates will publicly disclose, at the earliest appropriate time, all material developments relevant to their affairs which they are required by law to disclose. Such disclosure will be made through the proper corporate channels and follow the rules established by any applicable regulatory agencies. In doing so, the Company and its Affiliates will avoid, where possible, compromising confidential information relative to customers, suppliers and employees.

Misuse of Corporate Position or Property

Corporate property, services, opportunities, confidential or insider information, and corporate position, authority or influence accruing or available to the Employees of the Company or its Affiliates on account of their affiliation with the Company or its Affiliates shall not be used for personal benefit. Such individuals shall not solicit or accept gifts or other favors which may appear to influence, or in fact influence, their actions or judgment in the discharge of their duties to the Company or its Affiliates.  If in doubt as to the appropriateness of a specific gift or favor for purposes of this policy, you should consult the Head of Human Resources for guidance.

Personal Responsibilities

The Employees of the Company and its Affiliates should conduct their personal affairs in such fashion that their duties and responsibilities to the Company and its Affiliates are not jeopardized, and that ethical and/or legal questions do not arise with respect to their association or work with the Company and its Affiliates. Compliance with this Code is the responsibility of every director, officer and Employee, both with regard to their own affairs and with respect to reporting any possible violations of which they may become aware.

A.
Conflicts of interest should be avoided. A possible conflict of interest exists whenever directors, officers, Employees or members of their immediate families have an interest, direct or indirect, in an entity or matter which may influence a decision or recommendation they may have to make in the discharge of their responsibilities to the Company and its Affiliates. In the event a possible conflict does arise, its nature and extent should be fully disclosed immediately to the Chief Executive Officer of the Company, or, if he or she is not available, to another executive officer of the Company.

B.
Community and political activities are encouraged provided participation is accomplished in a legal manner, does not interfere with the discharge of work, duties or responsibilities owed the Company or its Affiliates, and is done in a manner clearly indicating the director, officer or Employee does not speak or act for the Company or its Affiliates.

C.
Corporate directorships, election or appointment to public office, commissions, boards, etc., may not be accepted by an officer or Employee of the Company or its Affiliates without prior approval of the Chief Executive Officer of the Company.

D.
Personal and financial affairs of Employees are expected to be conducted on a sound, moral, ethical and legal basis. Employees may not directly or indirectly process their own personal or immediate family member’s banking transactions.  This does not limit an Employee’s ability to use Internet Banking with respect to his or her own accounts.

E.	Officers and Employees must be familiar and comply with all applicable policies of the Company and Its Affiliates.

F.	Employees may not directly or indirectly knowingly or by violation of policies or procedures falsify or misrepresent any Company document or information.

G.
Company documents, records, files and accounts must be reflected accurately and fairly.  Officers and Employees are prohibited from entering into any agreement or contract on behalf of the Company or its Affiliates that exceeds their authority, and they must always be truthful and accurate in handling internal and external business dealings, including, without limitation, business travel expenses and internal or external investigations.

Intracorporate Relationships

Each director, officer and Employee has an important contribution to make to the Company’s overall objective of providing high quality financial services to customers at a reasonable profit in an ethical, competent and professional manner. To accomplish this objective, it is imperative that we not only deal fairly and honestly with our customers, suppliers, auditors, attorneys, shareholders and the public at large, but that we also deal fairly and honestly in our relations with each other, both as individuals and as entities.

Reporting Requirements

The Securities Exchange Act of 1934 empowers the Securities and Exchange Commission to require periodic reporting of information by companies with publicly traded securities. Sections 302 and 906 of the Sarbanes-Oxley Act require the principal executive and financial officers of a company filing periodic reports to certify in each quarterly and annual report, among other things, that the report does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading, and the financial statements, and other financial information included in the report, fairly present in all material respects the financial condition and results of operations of the company. The Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and any employee acting in that capacity are responsible for the full, fair, accurate, timely and understandable disclosure of financial reporting. It is the responsibility of the Employees of the Company and its Affiliates, regardless of position, to assist in any way possible in assuring that the financial information presented for the Company and its Affiliates, certified by the principal executive and financial officers, is fully, fairly, accurately, timely, and understandably reported.

The Sarbanes-Oxley Act of 2002 and resulting rules of the Securities and Exchange Commission and NASDAQ require the Company to disclose whether it has a Code of Ethics applicable to certain officers, namely, the Chief Executive Officer, the Chief Financial Officer, the principal accounting officer, and anyone acting in that capacity, regardless of title. This Code is intended to serve as such a Code of Ethics and to allow the Company to comply with these requirements by disclosing that it has such a Code applicable to all officers, employees, and directors of the Company and its Affiliates.

Governmental Laws, Rules, and Regulations

The Employees of the Company and its Affiliates shall follow the rules established by applicable governmental laws and regulations. The Employees of the Company and its Affiliates shall adhere to the regulations set forth by the appropriate regulatory body including but not limited to The Securities and Exchange Commission, The Board of Governors of the Federal Reserve, The Federal Deposit Insurance Corporation, The Alabama State Banking Department and the Florida Office of Financial Regulation.

Administration

The Sarbanes-Oxley Act of 2002 requires the Audit Committee of all publicly traded companies to:

A.	Establish procedures for receiving, retaining and handling complaints to the company regarding accounting, internal accounting controls or auditing matters; and

B.	Establish a means for Employees to submit confidential and anonymous reports regarding questionable accounting or auditing matters.

The Audit Committee and Board of Directors of the Company and its Affiliates expect the Employees to follow the established Code of Ethics and to report the Company’s financial information and follow its accounting and auditing practices in a reliable and accurate manner. Every Employee of the Company and its Affiliates is responsible for reporting deviations from the Code of Ethics, irregularities or suspicious activities. While normal channels of communication and reporting exist within the Company and its Affiliates, Employees who are not comfortable reporting deviations from this Code, irregularities or suspicious activities through the normal channels are encouraged to report the information directly to the Chairman of the Company’s Audit Committee. The Audit Committee has adopted a separate policy establishing the procedures whereby Employees may report irregularities or suspicious activities anonymously to the Chairman of the Company’s Audit Committee.

Amendments and Waivers

Requested amendments to the Code of Ethics should be submitted in writing for approval by the Audit Committee of the Company and ratification by the Board of Directors of the Company.

Requested waivers from the Code of Ethics should be submitted in writing for approval by the Audit Committee of the Company and ratification by the Board of Directors of the Company.

The Company is required to disclose material departures from its Code of Ethics and amendments to its Code of Ethics within five (5) business days after it amends or waives a requirement of its Code of Ethics. The disclosure of amendments or waivers shall be made available on the Company’s web site.  In addition, the Company may be required to file a Current Report on Form 8-K with the Securities and Exchange Commission to report an amendment to or waiver of a provision of this Code of Ethics.

Administering the Code of Ethics is the responsibility of the Head of Human Resources, with assistance provided as follows:

A.
Where any doubt exists, interpretation and clarification as to the applicability of this Code to a particular situation should be sought from the Chief Executive Officer or Head of Human Resources of the Company, or the Chairman of the Company’s Audit Committee.

B.
All amendments to this Code will be first approved by the Audit Committee. The Head of Human Resources, in consultation with General Counsel of the Company, from time to time may issue interpretations, guidelines and relevant materials, as appropriate.

C.	All violations of the Code of Ethics are required to be immediately reported to the Head of Human Resources or Chief Executive Officer of the Company, or the Chairman of the Company’s Audit Committee.

ARTICLES OF AMENDMENT

TO

ARTICLES OF INCORPORATION

OF

BANCTRUST FINANCIAL GROUP, INC.

These Articles of Amendment are made and entered into by the undersigned on this 27th day of May, 2010 in accordance with § 10-2B-10.03, Code of Ala. (1975).

ARTICLE ONE

The name of the corporation is BancTrust Financial Group, Inc.

ARTICLE TWO

The Articles of Incorporation of the corporation are amended by deleting subparagraph (a) of Article Two in its entirety and replacing the same with the following:

“(a) Capital Stock.  The total number of shares of capital stock which the Corporation shall have authority to issue is 100,500,000 shares, consisting of:  (1) 100,000,000 shares of Common Stock with a par value of $.01 per share, and (2) 500,000 shares of Preferred Stock.”

ARTICLE THREE

The foregoing amendment was duly adopted by the corporation in the manner prescribed by law on May 27, 2010.

ARTICLE FOUR

(a)           The number of outstanding shares entitled to vote on the foregoing amendment is 17,686,343 shares of common stock and 50,000 shares of preferred stock, voting together as a single voting class. The corporation has no separate voting groups, and _______ shares of common stock and ______ shares of preferred stock were represented at the meeting.

(b)           The shares were voted __________ shares for said amendment, _________shares against said amendment and ___________ shares abstaining.

IN WITNESS WHEREOF, the undersigned has caused these Articles of Amendment to be executed by its duly authorized officer on the day and year first above written.

BANCTRUST FINANCIAL GROUP, INC.

By:
F. MICHAEL JOHNSON
Its Executive Vice President, Chief Financial Officer and
Secretary

THIS INSTRUMENT PREPARED BY:

Brooks P. Milling, Esq.
of Hand Arendall LLC
11 North Water Street
RSA Tower, Suite 30200
Mobile, AL  36602
Post Office Box 123
Mobile, Alabama  36601
(251) 432-5511

REVOCABLE PROXY
BANCTRUST FINANCIAL GROUP, INC.

Proxy for Annual Meeting of Shareholders,
May 27, 2010
Solicited by the Board of Directors

KNOW ALL MEN BY THESE PRESENTS that I, the undersigned shareholder of BancTrust Financial Group, Inc., do hereby nominate, constitute, and appoint John Hensley and Robert B. Doyle, III, and each of them, with full power to act alone, my true and lawful attorneys and proxies, with full power of substitution, for me and in my name, place, and stead, to vote all of the Common Stock of BancTrust Financial Group, Inc. standing in my name on its books on March 29, 2010, at the Annual Meeting of its shareholders to be held at 100 Saint Joseph St., Mobile, Alabama, on May 27, 2010, at 10:30 a.m. CDT, and at any adjournment thereof, with all powers that the undersigned would possess if personally present, conferring upon my said attorneys and proxies all discretionary authority permitted by applicable law and regulations, as follows:

Please be sure to date and sign this proxy card in the box below.Date

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Sign above

1. Election of Directors.

Tracy T. Conerly	Clifton C. Inge, Jr.
Stephen G. Crawford	Kenneth S. Johnson
David C. De Laney	W. Bibb Lamar, Jr.
Robert M. Dixon, Jr.	John H. Lewis, Jr.
Broox G. Garrett, Jr.	Harris V. Morrissette
Carol F. Gordy	Paul D. Owens, Jr.
Barry E. Gritter	Mary Ann Patterson
James M. Harrison, Jr.	Peter C. Sherman
Dennis A. Wallace

FOR  [  ]                                WITHHOLD [  ]                                                   FOR ALL EXCEPT [  ]

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2. Advisory Vote on Executive Compensation. Advisory, non-binding, shareholder approval of executive compensation.

FOR [  ]                                   AGAINST [  ]                                      ABSTAIN [  ]

3.
Ratification of Selection of Independent Registered Public Accounting Firm. Ratification of the appointment of Dixon Hughes PLLC as BancTrust’s independent registered public accounting firm for the year 2010.

FOR [  ]                                   AGAINST [  ]                                      ABSTAIN [  ]

4.
Increase in the Number of Authorized Shares of Common Stock.  Amendment to the Articles of Incorporation of the Company pursuant to Section 10-2B-10.03 Code of Ala. (1975) to increase the number of shares of common stock, $0.01 par, that the Company is authorized to issue from 50 million shares to 100 million shares.

FOR [  ]                                   AGAINST [  ]                                      ABSTAIN [  ]

5.	Other Business. Transaction of such other business as may be brought before the meeting or any adjournment thereof. Management currently knows of no other business to be presented.

If properly executed and returned, the shares represented by this Proxy will be voted in accordance with the directions given herein. If no specific directions are given, the shares will be voted, subject to and in accordance with the provisions contained in the Board of Directors’ Proxy Statement dated April 14, 2010, “FOR” the Board’s nominees in the Election of Directors “FOR” the advisory vote on executive compensation, “FOR” the ratification of selection of independent registered public accounting firm and “FOR” the increase in the number of authorized shares of common stock. If any other business is presented at the meeting the shares will be voted in accordance with the recommendations of the Board of Directors.

This Proxy may be revoked at any time prior to its exercise by delivery of written notice or a subsequently dated Proxy to the Secretary of BancTrust Financial Group, Inc.

Detach above card, sign, date and mail in postage paid envelope provided.

BANCTRUST FINANCIAL GROUP, INC.

Please date, sign and mail this Proxy in the envelope provided.
Postage not necessary if mailed in the United States.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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